SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CDW Corporation
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT June 5, 2007 CDW Corporation 200 North Milwaukee Avenue Vernon Hills, Illinois 60061

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2007

April 16, 2007

Dear Fellow Shareholders:

On behalf of the Board of Directors and management, you are invited to attend our 2007 Annual Meeting of Shareholders. The meeting will be held on Wednesday, June 5, 2007, at 5:00 p.m. Central Time, at our office located at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045. I believe the Annual Meeting provides an excellent opportunity for you to become better acquainted with our business and our leadership team. Members of the Board of Directors, management and I look forward to personally greeting those shareholders who are able to attend the Annual Meeting. We have posted directions to the meeting location on our website at www.cdw.com/investor.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our Annual Report to Shareholders is enclosed with these materials.

Your vote is important. Please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote by telephone, over the Internet or in person. You may still attend the Annual Meeting even if you have submitted your proxy.

The Board of Directors and I hope you will attend the Annual Meeting.

Sincerely yours,

John A. Edwardson
Chairman and Chief Executive Officer

CDW CORPORATION
200 North Milwaukee Avenue
Vernon Hills, Illinois 60061

___________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________________

Date:	June 5, 2007
Time:	5:00 p.m.
Place:	26125 North Riverwoods Boulevard, Mettawa, Illinois 60045
Purpose:	To vote on the following matters:
	Proposal 1:	Election of eleven directors
	Proposal 2:	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as CDW’s independent registered public accounting firm for 2007
Shareholders will also conduct any other business which is properly raised. The Board of Directors is not currently aware of any other proposals or matters to be presented at the meeting.
Record
Date:	April 9, 2007
How to
Vote:	Written Ballot:	Complete and return your proxy card
	Telephone:	Call 1-800-690-6903
	Internet:	Go to www.proxyvote.com
	In Person:	Attend the meeting at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045

     We are pleased to invite you to attend the CDW Corporation Annual Meeting of Shareholders on June 5, 2007. Most shareholders do not attend the meeting in person but vote by returning a proxy card or by using the telephone or Internet. However, as long as you were a shareholder on April 9, 2007, you are invited to attend the meeting.

     Your vote is important. Even if you plan to attend the meeting in person, please vote by signing, dating and returning your proxy card in the envelope provided, calling the toll-free number listed above or logging onto www.proxyvote.com.

Senior Vice President, General Counsel
and Corporate Secretary

TABLE OF CONTENTS

General Information About the Meeting	1
Proposals	4
Proposal 1 — Election of Directors	4
Proposal 2 — Ratification of the Selection of Independent Registered
Public Accounting Firm	9
Corporate Governance	10
Board of Directors	10
Director Independence	10
Audit Committee	10
Compensation and Stock Option Committee	11
Corporate Governance Committee	11
Nominating Committee	11
Certain Transactions	12
Shareholder Recommendations of Candidates for the Board of Directors	13
Shareholder Communications with the Board of Directors	13
Director Compensation	13
Director Stock Ownership Guidelines	15
Management	16
Executive Compensation	18
Compensation Discussion and Analysis	18
Report of The Compensation and Stock Option Committee	28
Executive Compensation Tables	29
2006 Summary Compensation Table	29
2006 Grants of Plan-Based Awards	30
2006 Outstanding Equity Awards at Fiscal Year-End	32
2006 Option Exercises and Stock Vested	34
2006 Non-Qualified Deferred Compensation	34
Potential Payments Upon Termination or Change in Control	35
Equity Compensation Plan Information	44
Stock Ownership	45
Section 16(a) Beneficial Ownership Reporting Compliance	45
Stock Beneficially Owned by Directors, Certain Executive Officers and
Our Largest Shareholders	45
Report of the Audit Committee	48
Shareholder Proposals for the 2008 Annual Meeting	49

     This proxy statement is being issued on behalf of the Board of Directors in connection with the 2007 Annual Meeting of Shareholders scheduled for June 5, 2007. This proxy statement and accompanying proxy card are first being mailed to shareholders on or about April 16, 2007.

____________________

PROXY STATEMENT
____________________

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the Annual Meeting?

     The purpose of our 2007 Annual Meeting of Shareholders (the “Annual Meeting”) is to vote on the (1) election of directors and (2) ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007. In addition, members of the Board of Directors (the “Board”) and management will respond to questions from our shareholders.

Why am I receiving this proxy statement?

     You are receiving this proxy statement because you are entitled to vote at the Annual Meeting. This proxy statement is intended to provide you with information on the proposals to be decided at the Annual Meeting and is furnished in connection with the solicitation of proxies by our Board.

Who is entitled to vote?

     Holders of our Common Stock as of April 9, 2007 may vote at the Annual Meeting. On April 9, 2007, there were 78,761,377 shares of our Common Stock issued and outstanding. Each shareholder is entitled to one vote for each share of our Common Stock held on April 9, 2007.

Who can attend the Annual Meeting?

     Only holders of our Common Stock as of April 9, 2007, or their properly appointed proxies, may attend the Annual Meeting. We have posted directions to the meeting location, 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045, on our website at www.cdw.com/investor.

How do I vote?

     If you are a shareholder of record as of April 9, 2007, you can attend the Annual Meeting and vote in person. You can also vote (1) by returning the enclosed proxy card, (2) by telephone at 1-800-690-6903 or (3) over the Internet at www.proxyvote.com. The deadline for voting by telephone or over the Internet is 11:59 p.m. Eastern Time on June 4, 2007.

     If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

What constitutes a quorum?

     We need a quorum at the Annual Meeting in order to vote on each of the proposals and any other business properly brought for vote. A majority of the 78,761,377 shares of our Common Stock issued and outstanding on April 9, 2007 must be represented, in person or by proxy, to have a quorum at the Annual Meeting.

If there is a quorum at the Annual Meeting, what vote is required to approve each proposal?

     Proposal 1: Election of Directors. To elect the director nominees, we will need the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the election of directors.

     Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm. To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007, we will need the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP.

How does the Board recommend I vote?

  The Board recommends a vote FOR the election of the eleven director nominees.

  The Board recommends a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007.

How will my shares be voted if I sign, date and return my proxy card?

     If you sign, date and return your proxy card, your shares will be voted as you direct. If you do not indicate how you want your shares voted, your proxy will be voted FOR the election of the eleven director nominees, and FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP.

How will my shares be voted if I sign, date and return my proxy card marked “ABSTAIN”?

     We will treat shares marked “ABSTAIN” as present and entitled to vote on each proposal, but we will not count such shares as votes for or against any proposal. However, to approve a proposal, we need the affirmative vote of a majority of the shares treated as present at the meeting and eligible to vote on the proposal. This means that a vote to “ABSTAIN” with respect to a proposal has the same effect as a vote against the proposal.

How will broker non-votes be treated?

     A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. We do not expect that brokers will lack discretionary authority to vote on either of the proposals to be considered at the Annual Meeting. If, however, there are broker non-votes we will treat them as present to determine whether we have a quorum at the Annual Meeting; however, they will not be treated as entitled to vote on the proposals for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether any proposal passes.

How will proxies be voted for any additional matters brought before shareholders at the meeting?

     If any additional matters are properly brought before shareholders at the Annual Meeting, the persons holding the proxies will vote the proxies in accordance with their best judgment. We currently are not aware of any business that will be considered at the meeting other than the two proposals described in this proxy statement.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy, you can change your vote before the proxy is exercised by (1) voting in person by ballot at the meeting, (2) returning a written revocation or later-dated proxy card or (3) entering a new vote by telephone or over the Internet at any time prior to 11:59 p.m. Eastern Time on June 4, 2007.

     If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how you may change your vote.

Who will count the votes?

     A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of election for the Annual Meeting and will count the votes.

Who pays to prepare, mail and solicit the proxies?

     We pay all of the costs of preparing, mailing and soliciting proxies. We ask brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners of our shares and to obtain authority to execute proxies and we reimburse them for their costs in doing this. Some of our directors, officers and regular coworkers may, without extra compensation, solicit proxies by telephone, e-mail, facsimile, telegraph and personal interview.

Can I elect to receive future proxy statements and annual reports electronically?

     Yes. You may elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies. If you vote electronically at www.proxyvote.com, you may elect to receive these materials over the Internet in the future by providing your e-mail address after you vote. If you do not vote electronically, please go to www.icsdelivery.com/cdwc and follow the instructions. Your election to view these documents over the Internet will remain in effect until you elect otherwise.

Can I cancel my election to receive materials electronically?

     Yes. If you would like to cancel your election to receive materials electronically, or change your e-mail address or PIN, please go to www.icsdelivery.com/cdwc. You will need your social security number or broker account number.

PROPOSALS

PROPOSAL 1 — ELECTION OF DIRECTORS

     The first proposal to be presented at the Annual Meeting is the election of eleven directors. The Nominating Committee of our Board has recommended the eleven candidates described below. Unless you direct otherwise, the persons named as proxies on the enclosed proxy card intend to vote in favor of the election of all eleven nominees.

     Each of the eleven nominees currently serves on our Board. The directors elected at the meeting will be elected to serve until the 2008 Annual Meeting of Shareholders. All of the nominees have consented to serve if elected and we have no reason to believe that any of them will be unable to serve. Should any nominee become unable to serve, proxies may be voted for another person designated by our Board. None of our directors or executive officers are related.

The Board of Directors recommends a vote “FOR” all nominees.

Michelle L. Collins Age: 47 Director since April 1996 Board Committee: Audit (Chair)	Ms. Collins is a co-founder and an Advisory Board Member of Svoboda, Collins L.L.C., a private equity firm. From January 1998 until December 2006, Ms. Collins served as Managing Director of Svoboda, Collins L.L.C. From 1992 through December 1997, Ms. Collins was a principal at William Blair & Company, L.L.C. Ms. Collins currently serves on the Board of Directors of Molex, Inc. Ms. Collins is also a director of several private companies and civic organizations. Ms. Collins is a 1982 graduate of Yale University and a 1986 graduate of the Harvard Graduate School of Business.

Casey G. Cowell Age: 54 Director since November 1999 Board Committee: Compensation and Stock Option	Mr. Cowell is Chairman and principal owner of Durandal, Inc., a holding company for several diversified private companies. Previously, Mr. Cowell co-founded U.S. Robotics, one of the world’s leading suppliers of data communications products and systems. He served as Chairman and Chief Executive Officer of U.S. Robotics from its inception in 1976 until its acquisition by 3Com in June 1997. Mr. Cowell is a 1975 graduate of the University of Chicago.

John A. Edwardson Age: 57 Director since January 2001 Chairman	Mr. Edwardson serves as our Chairman of the Board of Directors and Chief Executive Officer. Prior to joining us in January 2001, Mr. Edwardson served as Chairman and Chief Executive Officer of Burns International Services Corporation from 1999 until 2000. Mr. Edwardson previously served as a director (1994-1998), President (1994-1998) and Chief Operating Officer (1995-1998) of UAL Corporation and United Airlines. He currently serves on the Board of Directors of FedEx Corporation. Mr. Edwardson is a 1971 graduate of Purdue University where he earned a Bachelor of Science degree in Industrial Engineering and a 1972 graduate of the University of Chicago where he earned a Masters degree in Business Administration.

Daniel S. Goldin Age: 66 Director since May 2002 Board Committees: Corporate Governance Nominating	Mr. Goldin is Chairman and Chief Executive Officer of The Intellisis Corporation, which focuses on high tech consulting and intellectual property development. Previously, as NASA’s longest serving Administrator from 1992-2001, he directly served three U.S. Presidents. Prior to his service to our nation, he served as Vice President and General Manager of TRW Space and Technology Group. He began his career at NASA’s Glenn Research Center working on electric propulsion systems for human interplanetary travel. Mr. Goldin serves on the Board of Trustees of the National Geographic Society, and is a Distinguished Fellow at the Council on Competitiveness. Mr. Goldin is a member of the National Academy of Engineering and a Fellow of the American Institute for Aeronautics and Astronautics. He graduated from the City College of New York in 1962 with a Bachelor of Science degree in Mechanical Engineering.

Thomas J. Hansen Age: 58 Director since July 2005 Board Committee: Audit	Mr. Hansen is Vice Chairman of Illinois Tool Works Inc. (ITW), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment, and is responsible for ITW’s worldwide Automotive Components and Fastener, Fluids and Polymers, Industrial Metal and Plastic and Construction businesses. From 1998 until May 2006 Mr. Hansen served as Executive Vice President of ITW. He joined ITW in 1980 as sales and marketing manager of the Shakeproof Industrial Products businesses and held several other positions with the company. Mr. Hansen is a graduate of Northern Illinois University where he earned a Bachelor of Science degree in Marketing in 1971 and a graduate of Governors State University where he earned a Masters of Arts in Business Administration degree in 1978. He also completed classes at Rutgers University’s MBA program. Mr. Hansen is currently involved in Junior Achievement and is a member of the Northern Illinois University’s Executive Club, is Chairman of ITW Better Government Council, and is on the Board of Trustees of MAPI (Manufacturers Alliance).

Donald P. Jacobs Age: 79 Director since November 1999 Lead Director Board Committees: Audit Corporate Governance (Chair) Nominating (Chair)	Mr. Jacobs is the Gaylord Freeman Distinguished Professor of Banking and Dean Emeritus of the Kellogg School of Management and has been a member of the Kellogg faculty since 1957. He serves on the Board of Directors of ProLogis Trust and Terex Corporation. Mr. Jacobs is a graduate of Roosevelt University where he earned a Bachelor of Arts degree in Economics in 1949 and a graduate of Columbia University where he earned a Master of Arts degree in Economics in 1951 and a Doctorate in Economics in 1956. Mr. Jacobs has received numerous honorary degrees from prestigious national and international universities.

Stephan A. James Age: 60 Director since November 2004 Board Committee: Compensation and Stock Option	Mr. James served in the advisory position of International Chairman of Accenture, a global management consulting, technology services and outsourcing company from August 2004 until August 31, 2006. In August 2004, he retired from full time employment with Accenture after 36 years with the company. From July 2000 to August 2004, he served as Accenture’s Chief Operating Officer. From November 1999 to June 2000, Mr. James served as the Managing Partner of Accenture’s Resources operating group. From 1997 to October 1999, he was responsible for Accenture’s Financial Services operating group. Mr. James serves on the Board of The Staubach Company and the University of Texas McCombs School of Business Advisory Board. Mr. James is a 1968 graduate of the University of Texas and holds a Bachelor of Arts degree in Business Administration, concentrating in Industrial Management and Labor Relations.

Michael P. Krasny Age: 53 Director since June 1984 Board Committee: Corporate Governance	Mr. Krasny is President of Sawdust Investment Management Corp., a private investment management company exclusively servicing its own investment portfolio. He is our founder and Chairman Emeritus. Mr. Krasny served as Chairman of the Board and our Chief Executive Officer from our inception in 1984 through May 2001 and January 2001, respectively, and served as President from our inception through December 1990. Mr. Krasny is a 1975 graduate of the University of Illinois where he earned a Bachelor of Science degree in Finance.

Terry L. Lengfelder Age: 69 Director since May 2001 Board Committees: Audit Corporate Governance Nominating	Mr. Lengfelder is a retired partner of Andersen (formerly Arthur Andersen LLP), an accounting firm, where he served as a regional managing partner and in various other assignments from 1972 to 1998. Mr. Lengfelder also served as Chairman of the Board of Partners of Andersen Worldwide in 1993 and 1994. He serves on the Board of Directors and as Chairman of Northwest Hospital and Medical Center. Mr. Lengfelder is a 1961 graduate of Washington University with a Bachelor of Science degree in Business Administration.

Susan D. Wellington Age: 48 Director since July 2002 Board Committee: Compensation and Stock Option	Ms. Wellington served as President of U.S. Beverages for The Quaker Oats Company of PepsiCo Inc., a global snack and beverage company, from 1998 through March 2002. She held several marketing positions in the Gatorade division of Quaker, including Vice President of Marketing, U.S. Gatorade, from 1994 through 1997, and Vice President Strategy and Market Development, Worldwide Gatorade, from 1991 through 1994. Ms. Wellington serves on the Board of Trustees and Executive Committee of the Women’s Sports Foundation. Ms. Wellington is a 1981 graduate of Yale University and holds a Bachelor of Arts degree in Math and Economics.

Brian E. Williams Age: 56 Director since January 2000 Board Committee: Compensation and Stock Option (Chair)	Mr. Williams is President and Chief Executive Officer of Element 79, a full service advertising agency. Prior to joining Element 79 in 2001, Mr. Williams was President of Foote, Cone & Belding Chicago, an advertising firm. Prior to 1998, Mr. Williams was an Executive Vice President at Leo Burnett Company, also an advertising firm. He serves on the Board of Directors of Element 79 and serves on the Board of Trustees of Children’s Memorial Hospital in Chicago, Illinois. Mr. Williams earned his Bachelor of Arts degree from Dartmouth College in 1972 and is a 1975 graduate of Northwestern University’s Kellogg School of Management.

THE BOARD OF DIRECTORS
RECOMMENDS A VOTE “FOR” ALL NOMINEES.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The second proposal to be presented at the Annual Meeting is the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2007 fiscal year. If the shareholders do not ratify the selection or if PricewaterhouseCoopers LLP declines to act or otherwise becomes incapable of acting or if their appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm.

     PricewaterhouseCoopers LLP has audited our financial statements since 1992. We expect that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting; they will have the opportunity to make a statement and will be available to respond to appropriate questions.

     In addition to retaining PricewaterhouseCoopers LLP to audit our financial statements, we engage them from time to time to perform other services. The table below shows the total fees billed by PricewaterhouseCoopers LLP for their services to us in 2005 and 2006.

Fee Type	2006	2005
Audit Fees (1)	$1,627,567	$1,271,110
Audit Related Fees (2)	35,000	36,500
Tax Fees	—	—
All Other Fees (3)	1,500	1,500
Total	$1,664,067	$1,309,110
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(1)

Includes the audit of our system of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees increased from 2005 to 2006 in part due to additional systems, processes and locations coupled with our acquisition of Berbee Information Networks Corporation.

(2)	Consists of benefit plan audits.

(3)	Consists of fee paid for a license to use software relating to accounting rules and regulations.

     The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

     The Audit Committee has adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for 2007. All other services must be specifically pre-approved by the Audit Committee or by a member of the Audit Committee to whom the authority to pre-approve the provision of services has been delegated.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE
RECOMMEND A VOTE “FOR” PROPOSAL 2.

CORPORATE GOVERNANCE

Board of Directors

     The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and committee meetings by the Chairman and other officers. The Board has four standing committees, the principal responsibilities of which are described below.

     The Board has adopted Corporate Governance Guidelines, which provide general principles regarding the function of our Board and address matters such as Board membership criteria, conflicts of interest, executive sessions, self-evaluations, stock ownership guidelines and Board committee responsibilities. It has also adopted a Code of Business Conduct and Ethics, which applies to all of our coworkers and board members, and a separate Code of Ethical Conduct, which imposes heightened obligations on our board members, executive officers, other senior financial personnel and other covered persons. The Corporate Governance Guidelines, the Code of Business Conduct and Ethics and the Code of Ethical Conduct are posted at www.cdw.com/corporategovernance.

     The Board met ten times in 2006. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All of our Board members attended our 2006 Annual Meeting of Shareholders.

Director Independence

     Each year the Board conducts a review of the independence of each director. This year the Board conducted such a review and made an affirmative determination that each director, other than Chairman and Chief Executive Officer John Edwardson and Michael P. Krasny, is independent as defined in the listing standards of the Nasdaq Stock Market.

     There were no transactions, relationships or arrangements with respect to any independent director that required review by the Board for purposes of determining director independence.

Audit Committee

     The Audit Committee monitors the integrity of our financial reporting process and our systems of internal controls regarding finance, accounting and legal compliance; monitors the independence and performance of our independent accountants; directs the scope and monitors the performance of our Business Process Assurance department (internal audit); provides an avenue of communication among the independent accountants, management, the Business Process Assurance department and the Board; and is responsible for the review of certain transactions with related persons. The Audit Committee has the sole authority to appoint, determine funding for and oversee the independent accountants and is responsible for the pre-approval of all services to be provided by the independent accountants. In addition, the Audit Committee reviews our annual audited financial statements, quarterly financial results and earnings releases with management and the independent accountants before they are filed or distributed; oversees the Business Process Assurance department; establishes procedures for handling any complaints received about accounting, internal accounting controls or auditing matters; and has various other related responsibilities. The Board has adopted an Audit Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance.

     Michelle Collins (Chair), Thomas Hansen, Donald Jacobs and Terry Lengfelder are members of the Audit Committee. Each member of the Audit Committee is independent as independence for audit committee members is defined in the listing standards of the Nasdaq Stock Market. The

Board has also determined that Terry Lengfelder is an audit committee financial expert, as such term is defined by the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee met thirteen times in 2006.

Compensation and Stock Option Committee

     The Compensation and Stock Option Committee (“the Compensation Committee”) sets the compensation of our Chief Executive Officer and other executive officers; reviews and approves grants and/or awards of restricted stock, stock options and other forms of equity-based compensation; reviews and approves, as requested by management, termination packages for executive officers; provides oversight of management’s decisions concerning the compensation structure and compensation of other members of senior management; reviews incentive compensation and equity-based plans, policies and programs; and reviews trends in management compensation. In addition, the Chair of the Compensation Committee leads the Board’s succession planning efforts. The Board has adopted a Compensation and Stock Option Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance. As is the case with the Board’s other standing committees, the Compensation Committee is authorized by its charter to delegate authority to subcommittees when it deems appropriate. Additional information regarding the committee’s processes and procedures with regard to executive compensation are set forth further under the heading “Compensation Discussion and Analysis” of this proxy statement.

     Casey Cowell, Stephan James, Susan Wellington and Brian Williams (Chair) are members of the Compensation Committee. Each member of the Compensation Committee is independent as independence is defined in the listing standards of the Nasdaq Stock Market. The Compensation Committee met seven times in 2006.

Corporate Governance Committee

     The Corporate Governance Committee reviews the size and composition of the Board and its committees; periodically reviews our corporate governance guidelines and practices; reviews director compensation matters; oversees the Board’s program for the orientation of new directors; oversees the Board’s program for the continuing education of directors and recommends to the Board any proposed changes with respect to these matters. In addition, the Corporate Governance Committee leads an annual review of the Board’s performance and effectiveness to facilitate the directors fulfilling their responsibilities, and the Chair of the committee leads the Board’s annual review of our Chief Executive Officer’s performance. The Corporate Governance Committee also regularly discusses with our Chief Executive Officer and other members of senior management their views regarding our corporate governance. The Board has adopted a Corporate Governance Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance.

     Daniel Goldin, Donald Jacobs (Chair), Michael Krasny and Terry Lengfelder are members of the Corporate Governance Committee. Each member of the Corporate Governance Committee, other than Mr. Krasny, is independent as independence is defined in the listing standards of the Nasdaq Stock Market. The Corporate Governance Committee met four times in 2006.

Nominating Committee

     The Nominating Committee develops criteria for the selection of new directors; assists in identifying, interviewing and recruiting candidates for the Board; reviews the qualifications (including capability, ability to serve, conflicts of interest, reputation for integrity and other relevant factors) of director candidates; and recommends directors for appointment to Board committees. The Board has adopted a Nominating Committee Charter, a copy of which we have posted at www.cdw.com/corporategovernance.

     The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

     The Nominating Committee has not established any specific minimum qualifications that must be met by director candidates or identified any specific qualities or skills that it believes our directors must possess. The Nominating Committee takes a wide range of factors into account in evaluating the suitability of director candidates, including general understanding of marketing, finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment; understanding of our business; education and professional background; and reputation for integrity.

     Daniel Goldin, Donald Jacobs (Chair) and Terry Lengfelder are members of the Nominating Committee. Each member of the Nominating Committee is independent as independence is defined in the listing standards of the Nasdaq Stock Market. The Nominating Committee met four times in 2006.

Certain Transactions

Purchase of Day Care and Fitness Center Building

     The Company has for several years maintained a day care and fitness center for coworkers in Vernon Hills, Illinois. The building that houses these facilities was, prior to August 9, 2006, owned by We’ll Take Care of You L.L.C., an entity owned by Mr. Krasny. On August 9, 2006, the Company purchased this building from the entity owned by Mr. Krasny for a purchase price of $3,800,000. This price was agreed to after each party to the transaction obtained valuations from independent appraisers and was approximately equal to the original cost of constructing the building.

Policies and Procedures Related to the Approval of Transactions with Related Persons

     The charter of the Audit Committee of the Company’s Board gives the Audit Committee the responsibility to review all transactions with related persons. According to the charter, no related person transaction may be entered into unless and until it has been approved by the Audit Committee. For these purposes, a related person transaction is considered to be any transaction that is required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K.

     Potential related person transactions are identified based on information submitted by the Company’s officers and directors and then submitted to the Audit Committee for review. The Audit Committee takes into account all relevant considerations in deciding whether to approve the transaction. These considerations may, but need not, include:

  the approximate dollar amount involved in the transaction, including the amount payable to or by the related person,

  the nature of the interest of the related person in the transaction,

  whether the transaction may involve a conflict of interest,

  whether the transaction was entered into on terms no less favorable to the Company than terms that could have been reached with an unaffiliated third party, and the purpose of the transaction and any potential benefits to the Company.

     The transaction described above between Mr. Krasny and the Company was reviewed and approved by the Audit Committee in accordance with the Audit Committee’s charter. The transaction also was reviewed and approved by the Company’s Board, with Mr. Krasny abstaining.

SHAREHOLDER RECOMMENDATIONS OF CANDIDATES FOR
THE BOARD OF DIRECTORS

     The Nominating Committee will consider director candidates recommended by our shareholders. Shareholders wishing to recommend a candidate to the Nominating Committee should do so by submitting the recommendation in writing to our Corporate Secretary at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061. Any recommendation submitted by a shareholder must include the same information concerning the candidate and the shareholder as would be required under our Restated Bylaws if the shareholder were nominating that candidate directly. Those information requirements, together with a more complete description of the process pursuant to which shareholders may recommend director candidates, are available at www.cdw.com/corporategovernance. The Nominating Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders wishing to communicate with the Board, either as a whole or with any individual member, may do so by following the procedures that have been established for such communications by our Board. These procedures are described at www.cdw.com/corporategovernance.

DIRECTOR COMPENSATION

     Non-management directors receive an annual cash retainer of $50,000. In addition, under our 2004 Non-Employee Director Equity Compensation Plan (the “2004 Director Plan”), on the date of each annual meeting of shareholders, non-employee directors receive an annual grant of options having a Black-Scholes value of $150,000, as determined on the annual meeting date. Options under the 2004 Director Plan have an exercise price equal to the fair market value of our Common Stock on the date of grant, vest in equal increments on the first five anniversaries of the date of grant and expire 10 years after the date of the grant.

     The 2004 Director Plan also provides that newly elected or appointed non-employee directors receive a one-time grant of 1,000 shares of restricted stock upon becoming a director. Restricted stock granted under the 2004 Director Plan vests on the fifth anniversary of the date on which such restricted stock was granted.

     The Corporate Governance Committee reviews director compensation matters and recommends director compensation levels to the Board for approval. In 2006, the Corporate Governance Committee utilized Hewitt Associates LLC (“Hewitt”), the Compensation Committee’s compensation consultant, to assist the committee with its recommendations to the Board regarding director compensation. Hewitt provided input to the committee on trends in director compensation and provided the committee with a comparison of the Company’s director compensation to director compensation at the same peer group companies used for 2006 executive compensation matters, as set forth in the Compensation Discussion and Analysis on page 20 of this proxy statement. After reviewing the recommendations of the Corporate Governance Committee, the Board determined that director compensation would remain at its current level. The table below provides information regarding 2006 compensation of non-management directors:

	Fees Earned
	or Paid in	Stock	Option Awards
	Cash	Awards	($)	Total
Name	($) (1)	($) (4)	(2) (3) (4)	($)
Michelle L. Collins	$50,000	—	$123,073	$ 173,073
Casey G. Cowell	$50,000	—	$125,728	$ 175,728
Daniel S. Goldin	$50,000	—	$138,071	$ 188,071
Thomas J. Hansen	$50,000	—	$47,703	$ 97,703
Donald P. Jacobs	$50,000	—	$122,258	$ 172,258
Stephan A. James	$50,000	—	$68,298	$ 118,298
Michael P. Krasny	$50,000	—	$120,412	$ 170,412
Terry L. Lengfelder	$50,000	—	$120,412	$ 170,412
Susan D. Wellington	$50,000	—	$142,572	$ 192,572
Brian E. Williams	$50,000	—	$123,994	$ 173,994

(1)	Annual cash retainer.

(2)

The amounts reflected in this column reflect the compensation cost of stock option awards attributable to the year ended December 31, 2006. The compensation cost of stock option awards is recognized over their respective service-based vesting period. The stock option awards for which compensation cost was recognized in 2006 were granted from 2002 though 2006 and vary by director. The amount of the compensation cost is computed in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS 123R”). Estimates of forfeitures related to service-based vesting periods which are required under SFAS 123R for financial reporting purposes have been disregarded pursuant to the SEC’s rules governing executive compensation disclosure. See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 and the corresponding stock-based compensation footnote to the consolidated financial statements for the years ended December 31, 2002 through 2005 for a discussion of the assumptions made in the valuation of these awards.

(3)

Each Director received a stock option grant on May 17, 2006 under the 2004 Director Plan which has a grant date fair value of $135,458. See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ending December 31, 2006 for a discussion of the assumptions made in valuation of the awards. Amounts are computed as the total shares granted under the award multiplied by the per share grant date fair value; estimated forfeitures over service-based vesting periods have been disregarded.

As described in the text above, our 2004 Director Plan calls for directors to receive an annual grant of options having a Black-Scholes value of $150,000. The grant date fair value of $135,458 for the option grant made to directors on May 17, 2006 is less than $150,000 because we calculate grant date fair value for financial statement reporting purposes using a binomial valuation method rather than the Black-Scholes valuation method. The assumptions used in the binomial method yield a lower per option valuation than the assumptions used in the Black-Scholes valuation method.

Each of these two amounts (i.e., $150,000 and $135,458) is in turn different from the amount shown above in the option awards column for 2006. This is because the amount shown in the option awards column is, pursuant to the requirements of the SEC, equal to the compensation cost of stock option awards attributable, for financial statement reporting purposes, to the year ended December 31, 2006, disregarding the impact of estimated forfeitures. Because the grant date fair value of an option award is amortized over its service-based vesting period, the amount of compensation cost attributable to the year ended December 31, 2006 includes amounts attributable to option awards granted in years prior to 2006. Amounts in the column vary from director-to-director because the number of options that were outstanding during 2006 was different from director-to-director due to factors such as length of service as a director and prior elections, which were permitted under our prior director compensation program and varied from director to director, to elect to receive stock options in lieu of cash retainer.

(4)	The following table provides aggregate number of option awards and aggregate number of stock awards outstanding as of December 31, 2006:

		Number of
	Number	Stock
	of Options	Awards
	Outstanding	Outstanding
Name	(#)	(#)
Michelle L. Collins	112,910	—
Casey G. Cowell	69,349	—
Daniel S. Goldin	45,080	—
Thomas J. Hansen	9,890	1,000
Donald P. Jacobs	65,924	—
Stephan A. James	13,016	1,000
Michael P. Krasny	35,080	—
Terry L. Lengfelder	55,080	—
Susan D. Wellington	46,505	—
Brian E. Williams	68,636	—

DIRECTOR STOCK OWNERSHIP GUIDELINES

     To further align directors’ interests with the interests of the Company’s shareholders, stock ownership guidelines for directors were established in 2004. Effective January 1, 2006, the guidelines were amended to require equity interests held by directors to equal $250,000 within five years.

     Stock owned by the director or the director’s immediate family or trust, the after-tax value of all vested stock options, the after-tax value of all shares of unvested restricted stock and all shares of restricted stock that have vested are taken into account when determining whether the director has met the stock ownership guidelines.

MANAGEMENT

     Listed in the table below are the names, ages and titles of each of the members of the Company’s Executive Committee (which includes all of the Company’s executive officers) as of April 9, 2007. Executive officers are elected by and serve at the discretion of the Board until their successors are duly chosen and qualified.

Name	Age	Position(s)
John A. Edwardson	57	Chairman of the Board and Chief Executive Officer*
Harry J. Harczak, Jr.	50	Executive Vice President*
James R. Shanks	42	Executive Vice President*
Dennis G. Berger	42	Senior Vice President and Chief Coworker Services Officer*
Douglas E. Eckrote	42	Senior Vice President – Operations*
Barbara A. Klein	52	Senior Vice President and Chief Financial Officer*
Christine A. Leahy	42	Senior Vice President, General Counsel and Corporate Secretary*
Paul S. Shain	44	Senior Vice President
Jonathan J. Stevens	37	Senior Vice President and Chief Information Officer*
Mark J. Gambill	47	Vice President - Marketing
____________________

*	Executive Officer as defined under the SEC’s Rule 3b-7

     Mr. Edwardson’s biographical information is provided above in Proposal 1 as he also serves as a director and is seeking reelection.

     Harry J. Harczak, Jr. serves as our Executive Vice President with responsibility for marketing, product and partner management and business development. Mr. Harczak served as Chief Financial Officer from May 1994 until January 2002 and Executive Vice President – Sales from January 2002 until January 2006. Mr. Harczak also served as Treasurer from 1998 until January 2002 and Secretary from 2000 until January 2002. Mr. Harczak was appointed Executive Vice President – Corporate Strategy in June 2001. Prior to joining CDW, Mr. Harczak was an audit partner in the accounting firm of Coopers & Lybrand L.L.P. where he had worked since 1978. Mr. Harczak currently serves on the Board of Directors of U.S. Cellular Corporation. He is a 1978 graduate of DePaul University, where he earned a Bachelor of Science degree in Accounting, and a 1995 graduate of the University of Chicago Executive Program, where he earned a Master of Business Administration degree.

     James R. Shanks serves as our Executive Vice President with responsibility for the corporate and public sector sales organization. Prior to taking on these responsibilities in January 2006, Mr. Shanks had served as Executive Vice President of CDW and President of CDW Government, Inc. since 2001, overseeing public sector and healthcare sales. Mr. Shanks joined us in 1993 as Director of Information Technology, was appointed Vice President – Information Systems in 1996 and served as Chief Information Officer from 1999 until 2001. Prior to joining CDW, Mr. Shanks was employed by American Hotel Register from January 1985 to August 1993 as Manager of Information Systems. Mr. Shanks is a 1991 graduate of Barat College where he earned a Bachelor of Science degree in Computer Information Systems and a 1996 graduate of Northwestern University’s Kellogg School of Management.

     Dennis G. Berger serves as our Senior Vice President and Chief Coworker Services Officer. Mr. Berger joined us in September 2005 as Vice President – Coworker Services. In January 2007, he was named Senior Vice President and Chief Coworker Services Officer. Mr. Berger is responsible for leading CDW’s programs in coworker learning and development, benefits, compensation, performance management, coworker relations and talent acquisition. Prior to joining us, he served as Vice President of Human Resources at PepsiAmericas, a beverage company. Mr. Berger has also held human resources positions of increasing responsibility at Pepsi Bottling Group, Inc.,

Pepsico, Inc. and GTE Corporation. Mr. Berger graduated from Northeastern University with a Bachelor’s in Business Administration in 1988 and earned a Master of Business Administration degree from Washington University in St. Louis in 2003.

     Douglas E. Eckrote serves as our Senior Vice President – Operations. Mr. Eckrote is responsible for warehousing, distribution, customer relations, facilities, security, technical services, strategy and delivery of CDW services, and CDW Canada, Inc. Mr. Eckrote joined us in January 1989 and since that time has served as an Account Manager, Sales Manager and Director of Operations. Mr. Eckrote was appointed Vice President – Operations in January 1999, Senior Vice President – Purchasing in April 2001 and Senior Vice President – Purchasing and Operations in October 2001. In January 2006 he became Senior Vice President – Operations and in October 2006 he became responsible for CDW Canada, Inc. Mr. Eckrote currently serves as President of the Board for the Center for Enriched Living, and Vice Chair of the Board for the Make A Wish Foundation of Illinois. He is a 1986 graduate of Purdue University where he earned a Bachelor of Science degree in Agricultural Sales and Marketing.

     Barbara A. Klein serves as our Senior Vice President and Chief Financial Officer. Ms. Klein joined us in February 2002 and is responsible for financial planning and analysis, accounting, treasury, tax, risk management, internal audit and investor relations. Prior to joining us she served as Vice President, Finance and Chief Financial Officer of Dean Foods Company, a food and beverage company. Prior to Dean Foods, Ms. Klein served as Vice President and Corporate Controller for Ameritech Corporation. Additionally, Ms. Klein has held senior management positions at Pillsbury and Sears, Roebuck and Co. and currently serves on the Board of Directors of Corn Products International, Inc. Ms. Klein graduated from Marquette University in 1976 with a Bachelor of Science degree in Accounting and Finance and earned a Master of Business Administration degree from Loyola University in 1977. She is a certified public accountant and member of the American Institute of CPAs, the Illinois Society of CPAs, The Chicago Network, Financial Executives Institute and Chicago Finance Exchange.

     Christine A. Leahy serves as our Senior Vice President, General Counsel and Corporate Secretary and is responsible for our legal, corporate governance and compliance functions. Ms. Leahy joined us in January 2002 as Vice President, General Counsel and Corporate Secretary. In January of 2007, she was named Senior Vice President. Before joining CDW, Ms. Leahy served as a corporate partner in the Chicago office of Sidley Austin LLP where she specialized in corporate governance, securities law, mergers and acquisitions and strategic counseling. Ms. Leahy received her undergraduate degree from Brown University in 1986 and her J.D. from Boston College Law School in 1991. She also completed the CEO Perspective and Women’s Director Development Programs at Kellogg School of Management at Northwestern University.

     Paul S. Shain serves as our Senior Vice President, a role he has served in since January 2007. He also serves as Chief Executive Officer of Berbee Information Networks Corporation, a wholly-owned subsidiary of CDW Corporation, acquired in October 2006. He is responsible for leading the Berbee business and jointly overseeing all aspects of the integration of Berbee into CDW. Prior to joining us, Mr. Shain joined Berbee in 2000 as President and was appointed Chief Executive Officer in 2005. Previously, Mr. Shain was Managing Director and Director of Research for Robert W. Baird & Co., Inc. Mr. Shain graduated from the University of Wisconsin - Madison with a Bachelor’s in Business Administration in 1985 and earned a Master of Business Administration degree from the University Wisconsin – Madison in 1986.

     Jonathan J. Stevens serves as our Senior Vice President and Chief Information Officer. Mr. Stevens joined us in June 2001 as Vice President – Information Technology, was named Chief Information Officer in January 2002 and Vice President – International and CIO from 2005 until December 2006. In January 2007, he was named Senior Vice President and Chief Information Officer. Mr. Stevens is responsible for the strategic direction of our information technology and

e-commerce initiatives including content, development, online marketing and e-procurement. Prior to joining CDW, Mr. Stevens served as regional technology director for Avanade, an international technology integration company formed through an alliance between Microsoft and Accenture. Previously, Mr. Stevens was a principal with Microsoft Consulting Services and led an IT group for a corporate division of AT&T/NCR. Mr. Stevens is a graduate of the University of Dayton in 1993 where he earned a Bachelor of Science degree in Computer Information Systems Management.

     Mark J. Gambill serves as our Vice President, Marketing. Mr. Gambill joined CDW in August 2006 and is responsible for the strategy and development of our advertising, marketing intelligence and research, catalogs and collateral materials, creative services, relationship marketing and corporate communications. Prior to joining CDW, Mr. Gambill served as Vice President of Marketing (2000-2005) and Vice President of Global Strategic Marketing for Manpower, Inc., an employment services company. Prior to Manpower, Inc., Mr. Gambill served as Vice President of Marketing (1997) and Senior Vice President and Chief Marketing Officer (1997-1999) at ESI Corp. Mr. Gambill received his undergraduate degree from Florida State University in 1984 and has completed executive leadership and strategic marketing programs through INSEAD and the University of Chicago. Mr. Gambill is on the advisory board of Market Velocity, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     The following Compensation Discussion and Analysis describes the material compensation elements for CDW’s named executive officers (“NEOs”), comprised of the Chief Executive Officer, the Chief Financial Officer and the Company’s next three most highly compensated executive officers. The Compensation and Stock Option Committee of CDW’s Board (for purposes of this Compensation Discussion and Analysis, the “Committee”) acts pursuant to a Board approved charter and is responsible for establishing, implementing and reviewing on an annual basis the compensation structure and compensation for our NEOs. Elements of the Company’s compensation program primarily include base salary, annual cash incentives and equity awards of stock options and restricted stock.

Compensation Philosophy and Framework

     During 2006, the Committee completed a comprehensive review of the Company’s executive compensation program. The following represents the framework of the compensation program, including the program’s philosophy, objectives, principles and measures of success.

Philosophy

     CDW is a leading provider of technology products and services to business, government and education. The Company was built on the core business philosophy known as the CDW CIRCLE OF SERVICE, which places the customer at the center of all of the Company’s actions. The CDW CIRCLE OF SERVICE philosophy is based on the premise that “People Do Business With People They Like” and reflects CDW’s tradition of fostering an entrepreneurial and a personally empowered culture to better serve customers. Fundamental to the continued success of the CDW CIRCLE OF SERVICE philosophy is our ability to motivate executives and managers to drive the Company’s success and to share in the Company’s achievements.

     CDW’s vision is to be the world’s biggest — and best — direct technology provider for business, government and education. To support both our vision and the CDW CIRCLE OF SERVICE philosophy, the Committee believes our total compensation program should reinforce pay for performance and promote an entrepreneurial environment in which all key executives and managers are committed to our long-term success. To that end, the compensation philosophy includes the following beliefs:

  The CDW business model is highly dependent on coworkers who think, act and perform with an entrepreneurial spirit – coworkers who aspire to innovate and are passionate about their work.

  Our compensation programs must promote a performance-driven culture that inspires, recognizes and rewards actions that drive (1) customer satisfaction, (2) sustained long-term profitable revenue growth and (3) higher profitability than our peer group.

  To encourage both Company and individual performance, our executive compensation program balances compensation elements that drive focus and commitment to CDW’s long-term success, rewards excellence in execution and achievement of short-term goals, and differentiates truly exceptional individual performance.

Objectives

     The primary purpose of CDW’s compensation program is to attract, retain and motivate highly talented executives who will enable the Company to achieve its performance goals. To help accomplish this, we have developed a compensation program that rewards pay for performance. Specific compensation objectives are to:

  Focus executives on the long-term success of the organization while balancing rewards based on both short-term and long-term performance

  Sustain CDW’s position as an innovative, customer-focused industry leader

  Support overall business objectives to profitably grow revenue and outperform our peers

  Provide effective differentiation in rewards based on individual and team performance

  Align our executives’ long-term interests with those of our shareholders

  Promote CDW’s high-performance culture

Principles

     The following guiding principles provide a framework for establishing, implementing and reviewing the compensation program:

1.

Support for our performance-based culture: CDW believes that individual compensation awards should be tied to overall business results and individual performance, with a portion of executive compensation designed to create incentives for superior performance and consequences for below target performance.

2.	Business strategy alignment: CDW believes in creating a strong link between its total compensation programs and its business strategy and goals by:

	●	Encouraging profitable growth of the business
	●	Rewarding achievement of short term operating goals and the execution of long-term strategy
	●	Clarifying accountability and expectations as executives work to achieve common goals

3.

Competitiveness in the marketplace in which we compete for talent: To attract and retain talent, the total executive compensation program is competitive with the external market. Overall, the total compensation opportunity compared to a peer group of companies is intended to create an executive compensation program that provides above median total compensation if performance targets, which are generally set above expected market growth rates, are met or exceeded.

4.

Alignment with shareholders’ interests: CDW believes that compensation levels should reflect overall total shareholder returns and be linked to total shareholder returns with shareholder-aligned equity compensation vehicles.

5.

Affirmation of our values: Supporting the CDW CIRCLE OF SERVICE business philosophy is “The CDW Way,” which represents the cornerstone of our culture and defines our success. Total compensation programs should reflect the following values that guide the Company’s executives and coworkers:

The CDW Way:

  We run our business with passion and integrity.
  We empower others to do their jobs.
  We keep our commitments.
  We treat others with respect.
  We listen.
  We solve conflict directly.
  We include stakeholders in the decision process.
  We live our “philosophies of success” everyday.
  We make things happen.

Measures of Success

     CDW measures the success of our programs by:

  Ability to attract and retain high-performing executive talent

  Executive focus on the Company’s long-term success

  Overall business performance relative to achievement of short-term operating goals

  Ability to effectively differentiate rewards based on team and individual achievement

  A superior rate of return to long-term shareholders

  Sustainability of CDW’s business philosophy and high-performance cultural values

Independent Compensation Consultant

     The Committee has the authority under its charter to retain consultants as it deems appropriate to assist the Committee in the discharge of its duties and responsibilities. In accordance with this authority, the Committee has engaged Hewitt as its independent compensation consultant. Hewitt provides input to the Committee on executive compensation trends and the design of the Company’s executive compensation program, and provides advice to the Committee in its decisions regarding the compensation of the Company’s NEOs. During 2006, Hewitt also made initial recommendations to the Committee regarding the compensation philosophy discussed above, based upon its interviews with the Committee and the Company’s senior management and its analysis of competitive data. In addition, Hewitt provides the Committee with other advice and information as requested by the Committee.

Peer Group Companies

     The Committee reviews compensation levels and practices at peer group companies in setting the compensation of its NEOs. With the assistance of Hewitt, the Committee selected a compensation peer group consisting of 20 public companies. The peer group is used for perspective purposes only to understand executive compensation levels at companies that are similar to CDW or compete with us for talent. Hewitt provides information regarding compensation levels and practices at and performance comparisons with these companies.

     Each of the peer group companies meets one or more of the following criteria:

  The company operates in the same line of business as CDW (e.g., competitors/other technology resellers);

  The company operates close to CDW’s line of business (e.g., technology wholesalers);

  The company operates in a business-to-business distribution environment (e.g., similar core business model to CDW); or

  The company competes with CDW for talent (e.g., Chicago or regional-based companies similar in size to CDW).

     In addition, revenue size is considered when determining which companies to include in the peer group. The median annual revenue of the peer group based on public information for the most recent fiscal year is approximately $6.0 billion, which compares to the 2006 revenue of CDW of $6.8 billion.

     In 2006, the peer group consisted of the following companies:

Anixter International Inc.	NCR Corp.
Arrow Electronics Inc.	Office Depot
Avaya Inc.	Office Max Incorporated
Best Buy Co. Inc.	PC Connection Inc.
C.R. Bard, Inc.	Radio Shack Corporation
Dade Behring Holdings Inc.	Staples, Inc.
GTSI Corporation	Tech Data Corporation
Illinois Tool Works	United Stationers Inc.
Ingram Micro Inc.	W.W. Grainger, Inc.
Insight Enterprise Inc.	WESCO International, Inc.

     The Committee reviews the list of peer group companies on an annual basis and determines whether to amend the peer group based on the company characteristics outlined above.

     Further information regarding the Committee’s use of peer group data in setting the compensation of our NEOs is included in this Compensation Discussion and Analysis under Base Salary, Performance-Based Incentive Compensation Annual Cash Incentive Awards and Equity Awards below.

Executive Compensation Practices and Elements

     The Company’s compensation program reflects the compensation points outlined above. The practices with respect to each of the compensation elements for NEOs are outlined below, including a discussion of the specific factors considered in determining elements of fiscal 2006 compensation. The principal components of compensation for NEOs were:

  base salary

  annual cash incentive awards

  long term equity awards

     Compensation elements are designed to focus executives on the long-term success of the organization while rewarding attainment of shorter term annual operating business objectives:

Principal
Compensation
Elements	Short-term (annual) Focus				Long-term (multi-year) Focus
Total Compensation =	Base		Performance-based			Equity Awards (linked directly
	Salary	+	Cash Incentive Awards		+	to overall performance of the
			●	Primarily based on		Company)
				achievement of operating		● Stock options
				income goals		● Restricted stock
			●	Secondarily based on
individual performance

Base Salary

     Base salaries are included in the Company’s total compensation package to provide a portion of compensation in a fixed and liquid form. The Committee reviews the base salaries of our NEOs annually and adjusts their base salaries from time to time based on the scope of their responsibilities and Company and individual performance. In addition, the Committee generally sets base salaries for NEOs at below the market median of salaries for executives in similar positions and with similar responsibilities in our peer group.

     Mr. Edwardson’s Employment Agreement as described on page 31 of this proxy statement requires the Committee’s annual review of his base salary. The Committee may consider an increase to, but not a decrease to, Mr. Edwardson’s base salary. The Committee sets Mr. Edwardson’s base salary based upon the full Board’s review of his performance. The Committee considers Mr. Edwardson’s recommendations and review of the NEOs’ individual performance when setting the base salaries of the other NEOs.

     In keeping with the compensation philosophy to support a performance-driven culture, the Committee believes that base salary should not become a substantial portion of executive compensation. For NEOs in 2006, base salaries were less than 25% of total compensation.

     Among the NEOs, the salary for each was changed effective January 1, 2006. Mr. Edwardson’s base salary was increased $30,000 to $760,000. The base salary for Ms. Klein was increased $12,500 to $282,500. The base salary of Mr. Harczak was increased $8,000 to $320,000. The base salary of Mr. Shanks was increased $50,000 to $320,000. The base salary of Mr. Eckrote was increased $10,000 to $260,000.

Performance-Based Incentive Compensation: Annual Cash Incentive Awards

     Our NEOs are eligible for annual cash incentive awards under the Company’s Senior Management Incentive Plan (“SMIP”), which was first approved by shareholders at the Annual Meeting in 2000. Under the SMIP, an NEO is paid a cash bonus only if, and to the extent that, performance goals set by the Committee are met. The SMIP ties each NEO’s cash compensation to overall business results and individual performance and creates incentives for superior performance and consequences for below target performance, as described below.

     At the beginning of 2006, the Committee set the maximum bonus under Section 162(m) of the Internal Revenue Code for each NEO based on a percentage of net income. The Committee based the actual bonus awards for 2006 on attainment of an operating income objective and personal performance objectives. The actual 2006 bonus awards were less than the maximum bonuses established at the beginning of the year.

  Operating Income Objective:

  The Committee chose operating income as the Company performance objective under SMIP for 2006. The calculation of operating income takes into account such key measures as revenue growth, gross margin and operating expense control, which are the primary factors management must balance and control to achieve desired earnings objectives. The Committee set the 2006 operating income target under SMIP to be consistent with the operating income goal approved by the Board as part of the Company’s 2006 annual plan. The operating income goal under the 2006 annual plan was based on above-market revenue growth rates.

  The Committee also set the threshold, target and maximum payouts under SMIP based on the level of achievement of the 2006 operating income objective for each NEO, as set forth in the 2006 Grants of Plan-Based Awards Table on page 30 of this proxy statement. In setting the target payout for each NEO, the Committee used as perspective the total cash compensation (base plus bonus) of the peer group companies for similar positions at the 50th and 75th percentiles of the peer group. The Committee considered the full Board’s review of Mr. Edwardson’s performance when setting his annual incentive target. The Committee considered the recommendations of Mr. Edwardson when setting the annual incentive targets for the other NEOs. The threshold and maximum bonuses then were established by the Committee as a percentage of this target amount. The following table and graph outline the bonus that would be paid (as a percentage of target) based upon how well the Company did against its operating income objective:

The Committee determined the threshold for the SMIP award payout beginning at the 70th percentile of the operating income objective and the levels of the payout curve above and below target achievement based on the aggressiveness of the operating income objective (which was tied to above-market revenue growth rates). This payout schedule establishes a strong connection between pay and performance.

Over the past four years, the Company has achieved below the target level set for the company performance objective under SMIP three times and above target once. The payout percentage has ranged between 92.5% and 130% of the SMIP target during these years. The Committee set the operating income goal for 2006 with a level of appropriate aggressiveness that it believed was consistent with that of prior years. For 2006, performance against the operating income objective was below the target level.

  Individual Performance Objectives:

  Individual performance objectives under SMIP are linked to the Company’s overall strategy. The full Board set the individual performance objectives for Mr. Edwardson and Mr. Edwardson set the individual performance objectives for the other NEOs. The Committee does not set a target SMIP amount based upon individual performance. Rather, the Committee awards each NEO between 0% and 25% of the SMIP target set above, based upon the Committee’s review of individual performance.

  The Committee determined Mr. Edwardson’s 2006 individual performance SMIP award after the full Board reviewed Mr. Edwardson’s performance. Mr. Edwardson reviewed the 2006 performance of the other NEOs with the Committee and the Committee determined each of their 2006 individual performance SMIP awards, taking into consideration Mr. Edwardson’s recommendations.

  For 2006, the average individual performance SMIP award for the NEOs was 10.25% of the executives’ Company performance SMIP target. This award level is below the average individual performance SMIP award for these NEOs for the most recent three years.

Equity Awards

     The equity award element of the Company’s executive compensation program is designed to motivate leaders to drive Company performance long-term and to ensure that leaders’ interests are aligned with shareholders’ interests by ensuring that compensation levels reflect total shareholder returns. In determining the size of the equity awards to NEOs, the Committee considers:

  the Company’s overall financial performance;

  the executive’s personal contribution to the Company’s performance; and

  total compensation of the peer group companies for similar positions at the 50th and 75th percentiles of the peer group, which the Committee uses as perspective.

     The size of Mr. Edwardson’s equity grant is based upon his Employment Agreement, which states that Mr. Edwardson will be granted 150,000 stock options annually, subject to Committee approval.

     The Committee grants equity awards under the CDW 2006 Stock Incentive Plan (the “Stock Incentive Plan”) that was approved by shareholders at the 2006 Annual Meeting. The Stock Incentive Plan provides for awards in the form of stock options, restricted stock, restricted stock units and stock appreciation rights. In 2006, NEOs received 67% of the total value of their equity awards in stock options and 33% in restricted stock. The Committee believed this balance was appropriate due to the emphasis on shareholder value creation, as stock option grants only reward executive officers when the stock price increases. Restricted stock grants create an immediate linkage with shareholders as the value of awards to the NEOs is affected by stock price valuation.

The Committee awarded Mr. Edwardson with the same mix of stock options and restricted stock as the other NEOs. The total value of Mr. Edwardson’s awards was approximately equivalent to the 150,000 stock option award set forth in his Employment Agreement. The Committee considered the recommendations of Mr. Edwardson when setting the total value of the equity awards to the other NEOs. The number of stock options and restricted stock awards granted to each NEO is set forth in the 2006 Grants of Plan-Based Awards Table on page 30 of this proxy statement.

     The stock options granted to NEOs in 2006 vest over a five-year period, with 20% becoming exercisable on each of the first five anniversaries of the grant date, and have a ten-year term. All options are granted with an exercise price equal to the fair market value of the Company’s Common Stock on the grant date. Option repricing without shareholder approval is expressly prohibited by the terms of the Stock Incentive Plan.

     The restricted stock awards granted in 2006 vest over a five-year period, with restrictions lapsing on 20% of the shares on each of the first five anniversaries of the grant date. Recipients of restricted stock receive dividends on, and may vote the shares subject to a grant. Shares of restricted stock, however, may not be sold or otherwise transferred prior to the lapse of the restrictions on the shares.

     Equity Grant Practices. The Company does not have any program, plan or practice to time equity awards to NEOs in coordination with the release of material non-public information. The Committee has generally followed a practice of making all equity grants to its NEOs, and all other equity award recipients, on a single date each year. Starting in 2006, the Committee determined that it would generally grant equity awards on the date of the Annual Meeting of Shareholders. The Committee chose this date to support consistency in the grant date from year to year, including years in which shareholder approval of a new equity plan or an amendment to an existing equity plan is required.

     While the majority of the Company’s equity awards are granted under the annual grant program, the Committee has the right to grant equity awards on other dates and has done so in the case of granting equity awards to newly hired or promoted executives to immediately link their compensation with the long-term performance of the Company.

     All options granted to NEOs, other coworkers and directors are granted with an exercise price equal to the fair market value of the Company’s Common Stock on the grant date. Fair market value is defined to be the closing market price of a share of the Company’s Common Stock on the grant date.

     Under the terms of the Stock Incentive Plan, the Committee is not permitted to delegate its authority with respect to equity awards to be made to any executive officer. The Committee, however, is permitted to delegate its authority to grant equity awards to other coworkers under the Stock Incentive Plan. The Committee has delegated authority to Mr. Edwardson to award up to 100,000 stock options to coworkers below the manager level on an annual basis.

Stock Ownership Guidelines

     To further align senior management’s long-term interests with those of shareholders, stock ownership guidelines were established in 2006. The guidelines require equity interests held by officers to be at the following levels within a five-year period:

Stock Ownership Guidelines

(As a multiple
Position	of base salary)
Chief Executive Officer	6x
Chief Operating Officer or President (Not Currently Applicable)	5x
Executive Vice President	4x
Executive Committee Member	3x
All Other Officers	1x

     Stock owned by the executive or the executive’s immediate family or trust, stock purchased by the executive under the Company’s Employee Stock Purchase Plan, the after-tax value of all vested stock options, the after-tax value of all shares of unvested restricted stock and all shares of restricted stock that have vested are considered when determining whether the executive has met the stock ownership guidelines.

Benefits and Perquisites

     The Company’s NEOs are provided benefits that are generally commensurate with the benefits provided to all CDW coworkers. Consistent with the Company’s performance-based culture, the Company does not offer a service-based defined benefit pension plan or other similar benefits to its coworkers. The Company also does not offer its NEOs perquisites that are often provided at other companies, such as supplemental executive retirement plans, Company matching into a deferred compensation plan, automobile allowance, car or driver, corporate aircraft, country club memberships, financial planning services or tax return preparation. This lack of perquisites reinforces the Company’s pay for performance philosophy.

Deferred Compensation Plan

     The Company’s Deferred Compensation Plan allows certain members of senior management, including the NEOs, to defer receipt of salary, bonuses and commissions. Deferred amounts are credited with earnings and losses based upon the rate of return of mutual funds selected by each participant. The Company does not provide any matching contributions on the deferrals under this plan. The Company offers this plan so that eligible participants may defer compensation on a pre-tax basis in excess of the tax law limitations under the Company’s tax-qualified 401(k) plan. A more detailed discussion of the Company’s Deferred Compensation Plan is set forth under the 2006 Nonqualified Deferred Compensation Table on pages 34-35 of this proxy statement.

Separation and Change in Control Arrangements

     The Company has entered into an Employment Agreement with Mr. Edwardson that provides for payments and other benefits in connection with a termination of his employment with the Company. The Company also has entered into a Transitional Compensation Agreement with Mr. Edwardson that would govern his employment relationship with the Company for two years after a change in control of the Company. Additional information regarding Mr. Edwardson’s Employment Agreement and Transitional Compensation Agreement, including a quantification of benefits that would have been received by Mr. Edwardson had his employment terminated on December 29, 2006, is provided under the heading Potential Payments Upon Termination or Change in Control on page 35 of this proxy statement.

     The Company has adopted a Compensation Protection Plan in which each NEO other than Mr. Edwardson participates, which provides for payments and other benefits in connection with a termination of the NEO’s employment with the Company. In addition, the Company has entered into a Transitional Compensation Agreement with each such NEO, which provides for payments and other benefits if he or she is terminated under certain circumstances within two years after a change in control of the Company. Additional information regarding the Compensation Protection Plan and the Transitional Compensation Agreements, including a quantification of benefits that would have been received by each such NEO had his or her employment terminated on December 29, 2006, is provided under the heading Potential Payments Upon Termination or Change in Control on page 35 of this proxy statement.

     The Committee believes these arrangements are an important part of overall compensation for the Company’s NEOs. The Committee believes that these arrangements will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, notwithstanding any concern that they might have at such time regarding their own continued employment. In addition, the Committee believes that these arrangements enhance the Company’s value to a potential acquirer because the NEOs have noncompetition, nonsolicitation and confidentiality provisions that apply after any termination of employment, including after a change in control of the Company. The Committee also believes that these arrangements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior management.

Tax Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers (the “Covered Executives”). Qualified performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company generally structures the performance-based portion of the compensation of its Covered Executives in a manner intended to comply with this provision so that such amounts will be deductible to the Company. However, there may be circumstances when the Company determines to forgo any or all of the tax deduction to further the long-term interests of our shareholders.

Report of The Compensation and Stock Option Committee

     The Compensation Committee oversees CDW Corporation’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

     In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s proxy statement to be filed in connection with the Company’s 2007 Annual Meeting of Shareholders.

COMPENSATION AND STOCK OPTION COMMITTEE

Casey G. Cowell
Stephan A. James
Susan D. Wellington
Brian E. Williams

Executive Compensation Tables

     The 2006 Summary Compensation Table below summarizes the total compensation paid, earned or awarded to each of our NEOs for the fiscal year ended December 31, 2006. For further information regarding elements of compensation for our NEOs in 2006, please refer to the Compensation and Discussion Analysis on pages 21-27 of this proxy statement.

2006 Summary Compensation Table

						Non-Equity	All
				Stock	Option	Incentive Plan	Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)
John A. Edwardson	2006	$760,000	$629	$169,677	$2,560,270	$1,055,000	$4,792	$4,550,368
Chairman of the
Board and Chief
Executive Officer

Barbara A. Klein	2006	$282,500	$499	$34,981	$453,254	$537,500	$4,792	$1,313,526
Senior Vice
President and Chief
Financial Officer

Harry J. Harczak, Jr.	2006	$320,000	$639	$46,105	$1,058,934	$782,925	$5,042	$2,213,645
Executive Vice
President

James R. Shanks	2006	$320,000	$639	$46,105	$934,697	$754,325	$4,792	$2,060,558
Executive Vice
President

Douglas E. Eckrote	2006	$260,000	$639	$30,859	$861,408	$618,450	$4,792	$1,776,148
Senior Vice President - Operations

(1)	The amounts shown in this column reflect each NEO’s portion of a company–wide incentive bonus program based on the partial achievement of specific financial objectives for 2005.

(2)	The amounts shown in this column reflect the compensation cost of restricted stock awards attributable to the year ended December 31, 2006. The amount of the compensation cost is computed in accordance with SFAS 123R. Estimates of forfeitures related to service-based vesting conditions which are required under SFAS 123R for financial reporting purposes have been disregarded pursuant to the SEC’s rules governing executive compensation disclosure. See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the valuation of these awards.

(3)	The amounts shown in this column reflect the compensation cost of stock option awards attributable to the year ended December 31, 2006. The grant date fair value is recognized over the respective service-based vesting period. The stock option awards for which compensation cost was recognized in 2006 were granted from 1996 though 2006 and vary by NEO. The amount of the compensation cost is computed in accordance with SFAS 123R. Estimates of forfeitures related to service-based vesting periods, which are required under SFAS 123R for financial reporting purposes, have been disregarded pursuant to the SEC’s rules governing executive compensation disclosure. See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 and the corresponding stock-based compensation footnote to the consolidated financial statements for the years ended December 31, 1996 through 2005 for a discussion of the assumptions made in the valuation of these awards.

(4)	The amounts shown in this column constitute amounts earned under the Company’s SMIP. One component of an executive’s SMIP award is based upon the attainment of a Company performance objective established by the Compensation Committee at the outset of each year. For fiscal year 2006, the Compensation Committee selected operating income as the Company performance objective for executives. A second component of SMIP awards is based upon the executive’s performance against pre-established individual performance objectives.

(5)	The amounts shown in this column include contributions made by the Company on behalf of each NEO to the CDW Corporation Employees’ Profit Sharing Plan. The amounts for the 2006 contributions are estimates, as final calculations have not been completed at the date of this proxy statement.

2006 Grants of Plan-Based Awards

						All	All Other
						Other	Option
						Stock	Awards:
						Awards:	Number
						Number	of	Exercise	Grant Date
						of	Securities	or Base	Fair Value
			Estimated Future Payouts Under			Shares	Under-	Price of	of Stock
		Compensation	Non-Equity Incentive Plan Awards			of Stock	lying	Option	and Option
		Committee	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	Action Date	($) (1)	($) (1)	($) (1)	(#) (2)	(#) (3)	($/Sh)	($) (4)
John A. Edwardson	—	—	$ 500,000	$ 1,000,000	$ 2,000,000
	05/17/2006	05/16/2006				24,529			$ 1,358,907
	05/17/2006	05/16/2006					100,475	$ 55.40	$ 2,491,780

Barbara A. Klein	—	—	$ 250,000	$ 500,000	$ 1,000,000
	05/17/2006	05/16/2006				5,057			$ 280,158
	05/17/2006	05/16/2006					20,715	$ 55.40	$ 513,732

Harry J. Harczak, Jr.	—	—	$ 357,500	$ 715,000	$ 1,430,000
	05/17/2006	05/16/2006				6,665			$ 369,241
	05/17/2006	05/16/2006					27,302	$ 55.40	$ 677,090

James R. Shanks	—	—	$ 357,500	$ 715,000	$ 1,430,000
	05/17/2006	05/16/2006				6,665			$ 369,241
	05/17/2006	05/16/2006					27,302	$ 55.40	$ 677,090

Douglas E. Eckrote	—	—	$ 285,000	$ 570,000	$ 1,140,000
	05/17/2006	05/16/2006				4,461			$ 247,139
	05/17/2006	05/16/2006					18,275	$ 55.40	$ 453,220

(1)	Consists of awards under the SMIP. For the amounts actually earned by each NEO, please refer to the Non- Equity Incentive Plan Compensation column in the 2006 Summary Compensation Table on page 29 of this proxy statement. The threshold, target and maximum award levels shown in the table above relate only to the component of the SMIP award that is based upon Company performance. An additional component of the SMIP award is based upon individual performance against pre-established individual performance objectives. There is no threshold, target or maximum set for the individual component of the SMIP award. Additional discussion regarding the SMIP award criteria is provided under Compensation Discussion and Analysis on pages 22-24 of this proxy statement.

(2)	Consists of shares of restricted stock awarded under the 2006 CDW Stock Incentive Plan. The awards are subject to a service-based vesting schedule; 20% of the awards vest on each of the first through fifth anniversaries of the grant date.

(3)	Consists of stock options awarded under the 2006 CDW Stock Incentive Plan. The awards are subject to a service-based vesting schedule; 20% of the awards vest on each of the first through fifth anniversaries of the grant date.

(4)	See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ending December 31, 2006 for a discussion of the assumptions made in the valuation of the awards. Amounts are computed as the total shares granted under the award multiplied by the per share grant date fair value; estimated forfeitures over service-based vesting periods have been disregarded.

Employment Agreement with John A. Edwardson

     We entered into an Employment Agreement with Mr. Edwardson on January 28, 2001. The Employment Agreement sets forth, among other things, Mr. Edwardson’s initial base salary of $600,000, which is reviewed by the Compensation Committee on an annual basis and may be increased, but not decreased. For 2006, Mr. Edwardson’s base salary was $760,000.

     The Employment Agreement also contemplates that Mr. Edwardson would be granted annually non-qualified stock options to purchase 150,000 shares of the Company’s Common Stock. As described under Compensation Discussion and Analysis on page 24 of this proxy statement, in 2006 the Compensation Committee determined that NEOs would receive 67% of the total value of their equity awards in stock options and 33% in restricted stock. The Committee granted Mr. Edwardson equity awards with the same mix of stock options and restricted stock as the other NEOs, with the total value of his awards approximately equivalent to the 150,000 stock option award called for by his Employment Agreement.

     In addition, pursuant to the terms of his Employment Agreement, Mr. Edwardson is entitled to participate in the Company’s Senior Management Incentive Plan and in the Company’s employee benefit plans generally available to executives of the Company.

2006 Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
			Number of			Number
		Number of	Securities			of Shares	Market Value
		Securities	Underlying			or Units	of Shares
		Underlying	Unexercised			of Stock	or Units of
		Unexercised	Options	Option		That	Stock Held
	Equity	Options	(#)	Exercise	Option	Have Not	That Have Not
	Award Grant	(#)	Unexercisable	Price	Expiration	Vested	Vested
Name	Date	Exercisable	(1)	($)	Date	(#) (2)	($)
John A. Edwardson	01/28/2001	1,600,000	—	$36.63	01/28/2011
	02/01/2002	80,000	20,000	$55.63	02/01/2012
	02/01/2003	90,000	60,000	$44.09	02/01/2013
	02/02/2004	50,000	75,000	$68.00	02/02/2014
	05/02/2005	29,900	119,960	$54.86	05/02/2015
	05/17/2006	—	100,475	$55.40	05/17/2016
	05/17/2006					24,529	$1,724,879

Barbara A. Klein	02/01/2002	13,760	3,440	$55.63	02/01/2012
	02/04/2002	12,000	3,000	$54.97	02/04/2012
	02/01/2003	12,300	8,200	$44.09	02/01/2013
	02/02/2004	7,160	10,740	$68.00	02/02/2014
	02/02/2004	1,400	2,100	$68.00	02/02/2014
	05/02/2005	5,744	22,978	$54.86	05/02/2015
	05/17/2006	—	20,715	$55.40	05/17/2016
	05/17/2006					5,057	$355,608

Harry J. Harczak, Jr.	12/31/1996	9,375	—	$14.83	12/31/2016
	12/31/1997	9,375	3,125	$13.03	12/31/2017
	12/31/1998	8,625	5,750	$23.99	12/31/2018
	10/08/1999	100,000	150,000	$24.88	10/08/2019
	12/31/2000	4,400	1,100	$27.88	12/31/2020
	03/12/2001	9,500	—	$33.38	03/12/2021
	02/01/2002	20,000	5,000	$55.63	02/01/2012
	02/01/2003	21,000	14,000	$44.09	02/01/2013
	02/02/2004	9,440	14,160	$68.00	02/02/2014
	02/02/2004	2,000	3,000	$68.00	02/02/2014
	05/02/2005	7,586	30,344	$54.86	05/02/2015
	05/17/2006	—	27,302	$55.40	05/17/2016
	05/17/2006					6,665	$468,683

	Option Awards					Stock Awards
			Number of			Number
		Number of	Securities			of Shares	Market Value
		Securities	Underlying			or Units	of Shares
		Underlying	Unexercised			of Stock	or Units of
		Unexercised	Options	Option		That	Stock Held
	Equity	Options	(#)	Exercise	Option	Have Not	That Have Not
	Award Grant	(#)	Unexercisable	Price	Expiration	Vested	Vested
Name	Date	Exercisable	(1)	($)	Date	(#) (2)	($)
James R. Shanks	12/31/1996	9,375	—	$14.83	12/31/2016
	12/31/1997	9,375	3,125	$13.03	12/31/2017
	12/31/1998	8,625	5,750	$23.99	12/31/2018
	10/08/1999	100,000	150,000	$24.88	10/08/2019
	12/31/2000	3,300	1,100	$27.88	12/31/2020
	03/12/2001	3,800	—	$33.38	03/12/2021
	02/01/2002	13,200	4,400	$55.63	02/01/2012
	02/01/2003	14,760	9,840	$44.09	02/01/2013
	02/02/2004	7,040	10,560	$68.00	02/02/2014
	02/02/2004	1,600	2,400	$68.00	02/02/2014
	05/02/2005	5,744	22,978	$54.86	05/02/2015
	05/17/2006	—	27,302	$55.40	05/17/2016
	05/17/2006					6,665	$ 468,683

Douglas E. Eckrote	12/31/1996	2,125	—	$14.83	12/31/2016
	12/31/1997	2,125	2,125	$13.03	12/31/2017
	12/31/1998	2,875	5,750	$23.99	12/31/2018
	10/08/1999	47,800	150,000	$24.88	10/08/2019
	12/31/2000	2,504	1,100	$27.88	12/31/2020
	03/12/2001	2,472	—	$33.38	03/12/2021
	02/01/2002	9,307	3,840	$55.63	02/01/2012
	02/01/2003	9,453	9,000	$44.09	02/01/2013
	02/02/2004	6,400	9,600	$68.00	02/02/2014
	02/02/2004	1,400	2,100	$68.00	02/02/2014
	05/02/2005	5,169	20,676	$54.86	05/02/2015
	05/17/2006	—	18,275	$55.40	05/17/2016
	05/17/2006					4,461	$ 313,698

(1)	The following table provides information with respect to the vesting of each NEO’s outstanding options:

Option Grant Date	Vesting Schedule
12/31/1996 12/31/1997 12/31/1998 10/08/1999	12.5% of the options vest 3 years from the date of grant and 12.5% of the options vest each subsequent year through 10 years from the date of grant

12/31/2000	20% of the options vest 3 years from the date of grant and 20% of the options vest each subsequent year through 7 years from the date of grant
Grant dates on or	20% of the options vest each year for 5 years from date of grant after 01/28/2001

(2)	Each NEO’s shares of restricted stock were granted on May 17, 2006 and vest 20% per year for 5 years from the date of grant.

2006 Option Exercises and Stock Vested

	Option Awards
	Number of	Value
	Shares Acquired	Realized Upon
	on Exercise	Exercise
Name	(#)	($)
John A. Edwardson	8,067	$474,219

Barbara A. Klein	—	$—

Harry J. Harczak, Jr.	6,549	$385,497

James R. Shanks	6,549	$383,937

Douglas E. Eckrote	55,097	$2,381,507

2006 Nonqualified Deferred Compensation

     Under the Company’s Deferred Compensation Plan, the Company’s NEOs, in addition to other members of senior management, may defer up to fifty percent (50%) of salary, fifty percent (50%) of commissions and one hundred percent (100%) of SMIP or other bonus compensation on an annual basis, up to a total annual deferral of $200,000. The Company does not make contributions to participants’ accounts under the Deferred Compensation Plan. Deferral amounts are credited with earnings or losses based upon the rate of return of mutual funds selected by the executive, which the executive may change on a quarterly basis.

     Unless an in-service distribution is elected, distributions are paid after the earlier to occur of the participant’s death, disability, retirement or other termination of employment, subject to any applicable waiting period imposed by Internal Revenue Code Section 409A. In the case of death, disability or retirement, distributions are paid in a lump sum or installments, as elected by the participant, and in the case of other termination of employment, distributions are paid in a lump sum. An executive may elect a lump sum in-service distribution for a specified date that is at least five (5) years after the end of the year for which the deferral is made. Amounts deferred on or prior to December 31, 2004 may be withdrawn at any time upon the executive’s written request, subject to a penalty of ten percent (10%) of the gross amount of the distribution. In addition, upon a showing of a severe financial hardship, an executive may receive a distribution of all or a portion of his or her deferred compensation account.

			Aggregate
	Executive	Aggregate	Balance at
	Contributions	Earnings in	Last Fiscal
	in Last Fiscal	Last Fiscal	Year End
	Year (2006)	Year (2006)	(12/31/06)
Name	($) (1)	($) (2)	($) (3)
John A. Edwardson	—	$134,515	$1,056,219

Barbara A. Klein	—	—	—

Harry J. Harczak, Jr.	$200,000	$148,519	$1,446,754

James R. Shanks	$200,000	$164,070	$1,389,575

Douglas E. Eckrote	$20,000	$2,009	$22,009

(1)	Amounts in this column are included in the “Salary” column of the Summary Compensation Table.

(2)	Amounts in this column are not included in the Summary Compensation Table.

(3)	Amounts in this column were previously reported in the Summary Compensation Table in previous years as follows:

Deferred Compensation
Plan Balance-Previously
Name	Reported Amounts ($)
John A. Edwardson	$700,000
Barbara A. Klein	$—
Harry J. Harczak, Jr.	$900,000
James R. Shanks	$828,000
Douglas E. Eckrote	$—

Potential Payments Upon Termination or Change In Control

     As noted under the Compensation Discussion and Analysis on pages 26-27 of this proxy statement, we have entered into an Employment Agreement and a Transitional Compensation Agreement with Mr. Edwardson, which provide for certain payments and benefits upon a qualifying termination of his employment, including after a change in control. The remaining NEOs participate in a Compensation Protection Plan and have entered into Transitional Compensation Agreements with the Company, which provide for certain payments and other benefits upon a qualifying termination of employment, including after a change in control.

     A description of the material terms of each of these arrangements, and estimates of the payments and benefits each NEO would receive upon a termination of employment, are set forth below. The estimates have been calculated assuming a termination date of December 29, 2006 and are based upon the closing price of the Company’s Common Stock on that date of $70.32. However, actual payments and benefits to be paid upon a termination of a NEO’s employment with the Company under these arrangements can only be determined at the time of termination.

     All of the Company’s NEOs are bound by noncompetition agreements with the Company. Mr. Edwardson is bound by noncompetition and nonsolicitation provisions that apply for a period of two years following any termination of his employment, including after a change in control, and confidentiality provisions that apply for an unlimited period of time following any termination of his employment. The remaining NEOs are bound by noncompetition and nonsolicitation provisions that apply for a period of twelve months (if the NEO is not eligible for severance upon termination) or eighteen months (if the NEO is eligible for severance upon termination) following any termination of employment, including a termination of employment after a change in control. They also are bound by confidentiality provisions that apply for an unlimited period of time following termination.

Termination Payments and Benefits Outside of a Change in Control

John A. Edwardson

     We entered into an Employment Agreement with Mr. Edwardson on January 28, 2001 that provides for payments and other benefits in connection with the termination of his employment with the Company outside of a change in control.

     If Mr. Edwardson’s employment is terminated due to Mr. Edwardson’s death or disability, Mr. Edwardson would receive the following payments and benefits under the Employment Agreement: (1) accrued base salary; (2) any SMIP bonus earned and payable, but not yet paid, for the prior fiscal year; (3) pro rata SMIP bonus (based upon target) for the year in which the termination occurs, through the date of termination; (4) any employee benefits to which Mr. Edwardson is otherwise entitled; and (5) immediate vesting of all of his outstanding equity awards. If Mr. Edwardson’s employment is terminated by the Company for “cause” or by Mr. Edwardson without “good reason”, Mr. Edwardson would receive only the benefits described in (1), (2) and (4) above. If Mr. Edwardson’s employment is terminated by the Company without “cause” or by Mr. Edwardson for “good reason,” both as defined below, Mr. Edwardson would receive the payments and benefits described in (1) through (4) above and the following additional payments and benefits: (1) a lump sum payment of two times the sum of his base salary plus his average annual incentive bonus for the last three full fiscal years and (2) immediate vesting of one-half of his outstanding equity awards.

     The Company has “cause” to terminate Mr. Edwardson’s employment under the Employment Agreement if he refuses to follow directions of the Company’s Board consistent with the scope and nature of his duties and responsibilities, acts with gross negligence or willful misconduct which results in a material loss to or material damage to the reputation of the Company or any of its subsidiaries, is convicted of a felony, or takes other actions specified in the definition. Mr. Edwardson has “good reason” to terminate his employment under the Employment Agreement if, subject to a right to cure for isolated, insubstantial or inadvertent actions not in bad faith: (1) the Company assigns him any duties materially inconsistent with his position; (2) the Company fails to pay him the compensation set forth in his Employment Agreement; (3) the Company requires that his principal office be relocated more than 50 miles outside the greater Chicago metropolitan area; (4) the Company breaches his Employment Agreement in any material way; or (5) the Board does not reelect him to the office of Chairman of the Board at its meeting following each annual meeting of shareholders.

     If Mr. Edwardson’s employment terminates due to his retirement, he is not eligible for any payments or benefits under his Employment Agreement. If Mr. Edwardson’s employment terminates due to his retirement after he has (1) attained the age of 62 and (2) served at least ten years with the Company, under the terms of the Company’s equity plans, all of his outstanding stock options would continue to vest in accordance with the applicable vesting schedule even after he retires. As of December 29, 2006, Mr. Edwardson had not attained the age of 62.

Named Executive Officers Other than Mr. Edwardson

     With respect to the Company’s NEOs other than Mr. Edwardson, the Company has adopted a Compensation Protection Plan in which each such NEO participates, which provides for payments and other benefits upon a termination of the NEO outside of a change in control for any reason other than a non-qualifying termination as defined in the plan. A non-qualifying termination means (1) a termination by the Company for cause (as defined below); (2) a termination due to the NEO’s death, disability or retirement; (3) a voluntary termination of employment by the NEO; (4)

the transfer of the named executive officer’s employment to a subsidiary or affiliate of the Company; (5) the divestiture by the Company of the subsidiary, division or operation that employs the NEO and the continuance, or offer, of employment by the new or acquiring entity with cash compensation no less favorable to the NEO in the aggregate as in effect immediately prior to such disposition or of such other terms and conditions acceptable to the NEO; or (6) a termination of employment of the NEO under circumstances that entitle him or her to receive salary and bonus replacement pursuant to the terms of his or her Transitional Compensation Agreement with the Company.

     The Company has “cause” to terminate a NEO’s employment under the Compensation Protection Plan if he or she has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of the Company or its subsidiaries, commission of a felony, or other actions specified in the definition.

     If the NEO is terminated for reasons other than a non-qualifying termination, the NEO would receive the following payments and benefits: (1) accrued base salary; (2) pro rata portion of the SMIP bonus the NEO would have received had he or she remained employed by the Company for the full year in which the termination occurs, through the date of termination; (3) continuation in accordance with the Company’s regular payroll practices of the NEO’s base salary for two years; (4) payment of two times the NEO’s SMIP bonus that would have been earned had the NEO remained employed by the Company for the full year in which the termination occurs, which payment would be made in two equal installments on the first and second anniversaries of the NEO’s termination date; (5) continuation of medical, dental, accident and life insurance coverage for two years, or if earlier, the date that the NEO became eligible for each such type of insurance coverage from a subsequent employer; and (6) outplacement services of up to $20,000. The receipt of all of the payments and benefits above, except payment of accrued base salary, is conditioned upon the NEO’s execution of a general release agreement in which he or she waives all claims that he or she might have against the Company and certain associated individuals and entities. The Compensation Protection Plan does not include acceleration or continuation of vesting under any of our equity plans.

     As set forth above in the definition of a non-qualifying termination, if a NEO’s employment terminates due to his or her death, disability or retirement, he or she is not eligible for any payments or benefits under the Compensation Protection Plan. However, if a NEO’s employment with the Company terminates due to his or her death or disability, all of the NEO’s outstanding equity awards would immediately vest under the terms of each of the Company’s equity plans. If the NEO’s employment terminates due to his or her retirement after he or she has (1) attained the age of 62 and (2) served at least ten years with the Company, under the terms of the Company’s equity plans, all of his or her outstanding stock options would continue to vest in accordance with the applicable vesting schedule even after he or she retires. As of December 29, 2006, no NEO had attained the age of 62.

Termination Payments and Benefits After a Change in Control

John A. Edwardson

     The Company has entered into a Transitional Compensation Agreement with Mr. Edwardson that would govern Mr. Edwardson’s employment relationship with the Company for two years after a change in control of the Company. A change in control under the Agreement means (1) an acquisition by a person or group of both 25% or more of the Company’s voting stock and voting power equal to or in excess of the voting power held by the Michael P. Krasny family (excluding an acquisition from or by the Company or by a Company benefit plan, by a member of the Michael P. Krasny family, or certain reorganizations, mergers or consolidations), (2) a change in a majority of the Board of the Company, or (3) a reorganization, merger or consolidation (unless stockholders receive more than 50% of the combined voting power of the surviving company) or a liquidation, dissolution or sale of substantially all of the Company’s assets.

     Mr. Edwardson’s Transitional Compensation Agreement provides that all unvested stock options, restricted stock and other equity awards to Mr. Edwardson will vest in full upon a change in control of the Company, and will remain exercisable for the period provided in the applicable award agreement.

     If Mr. Edwardson’s employment is terminated due to Mr. Edwardson’s death or disability under the terms of the Transitional Compensation Agreement, Mr. Edwardson would receive the following payments and benefits: (1) all accrued obligations, including under the Company’s employee benefit plans; and (2) pro rata SMIP bonus (based upon target) for the year in which the termination occurs, through the date of termination. If Mr. Edwardson’s employment is terminated by the Company with “cause” or by Mr. Edwardson without “good reason,” Mr. Edwardson would receive only the benefits described in (1) above. However, the Compensation Committee may award Mr. Edwardson the benefits described in (2) above if he terminates his employment without “good reason” or due to his retirement. If Mr. Edwardson’s employment is terminated by the Company without “cause,” by Mr. Edwardson for “good reason” or by Mr. Edwardson for any reason during the 30-day period commencing six months after the date of the change in control, Mr. Edwardson would receive the payments and benefits described in (1) and (2) above and the following additional payments and benefits: (1) a lump sum payment of 300% of Mr. Edwardson’s base salary in effect prior to his termination; (2) a lump sum payment of 300% of his average SMIP bonus for the last three full fiscal years; and (3) continuation of all welfare benefits and senior executive perquisites for two years after termination or an equivalent cash payment. If the payments and benefits to Mr. Edwardson under his Transitional Compensation Agreement would subject him to the excise tax imposed by Section 4999 of the Internal Revenue Code, he would be entitled to receive a “gross-up” payment, unless his net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

     The definition of cause and good reason differ somewhat from the definitions of these terms under Mr. Edwardson’s Employment Agreement. Under Mr. Edwardson’s Transitional Compensation Agreement, the Company has “cause” to terminate Mr. Edwardson’s employment if he has engaged in any of a list of specified activities, including the commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or its subsidiaries, conviction of a felony involving moral turpitude (other than those based on vicarious liability) or commission of other acts specified in the definition. Mr. Edwardson will have “good reason” to terminate his employment with the Company if he is not re-elected as the Chairman, President and Chief Executive Officer of the Company, he is assigned duties inconsistent with his position, authority, duties or responsibilities, or any other action by the Company that results in a substantial diminution of his position, authority, duties or responsibilities (subject to a right to cure for isolated, insubstantial and inadvertent actions), any reduction in his compensation (subject to a right to cure for isolated, insubstantial and inadvertent actions), reassignment to an office location more than 50 miles outside or the Greater Chicago metropolitan area, or under other circumstances specified in the definition.

Named Executive Officers Other Than Mr. Edwardson

     The Company has entered into a Transitional Compensation Agreement with each NEO that provides for payments and other benefits if he or she is terminated under certain circumstances within two years after a change in control of CDW Corporation. Any payments and benefits received by a NEO upon a termination of employment under his or her Transitional Compensation Agreement are in lieu of payments of benefits under the Compensation Protection Plan. The definition of a change in control under the Transitional Compensation Agreements is the same as the definition of a change in control under Mr. Edwardson’s Transitional Compensation Agreement, which is described above.

     Each NEO is eligible to receive the payments and benefits outlined in his or her Transitional Compensation Agreement if the NEO is terminated by the Company without cause or the NEO terminates his or her employment for good reason within 2 years following a change in control. The NEO is not eligible for the payments and benefits under his or her Agreement if the NEO’s employment terminates due to his or her death or disability.

     The Company has “cause” to terminate the NEO’s employment under the Transitional Compensation Agreement if the NEO has engaged in any of a list of specified activities, including the commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or its subsidiaries, the NEO has been convicted of a felony involving moral turpitude (other than those based on vicarious liability) or commission of other acts specified in the definition. This definition is somewhat narrower than the definition of cause under the Compensation Protection Plan applicable to these NEOs.

     Under the Transitional Compensation Agreements, unlike under the Compensation Protection Plan, the NEO may terminate his or her employment for good reason and receive the same payments and benefits as if he or she had been terminated by the Company without cause. The NEO has “good reason” to terminate his or her employment if (1) there is a change in the NEO’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to the change in control that is adverse to the NEO; (2) the NEO is assigned duties inconsistent with the NEO’s position, authority, duties, responsibilities or status, or the Company takes any other action that results in a substantial diminution of the NEO’s position, authority, duties, responsibilities or status (subject to a right to cure for isolated, insubstantial and inadvertent actions not made in bad faith); (3) there is any reduction in the NEO’s compensation (subject to a right to cure for isolated, insubstantial and inadvertent actions not made in bad faith); (4) the NEO is reassigned to an office location more than 50 miles from the NEO’s place of employment at the time of the change in control; or (5) there are other circumstances specified in the definition.

     If the NEO’s employment is terminated by the Company without cause or by the NEO for good reason within two years following a change in control, the NEO would receive the following payments and benefits: (1) payment of all accrued obligations through the date of termination in a lump sum; (2) pro rata SMIP bonus (based upon target) for the year in which the termination occurs, through the date of termination; (3) a lump sum payment of 250% of the NEO’s highest base salary during the 12 month period prior to the date of termination; (4) a lump sum payment of 250% of the NEO’s SMIP bonus, calculating the amount of the bonus as the higher of the NEO’s target SMIP bonus in the year in which the change in control occurs and the NEO’s average SMIP bonus in the last three full fiscal years; (5) continuation of all welfare benefits for a period of two years or an equivalent cash payment; and (6) outplacement services of up to $20,000. If the payments and benefits to a NEO under the Transitional Compensation Agreement would subject the NEO to the excise tax imposed by Section 4999 of the Internal Revenue Code, the NEO would be entitled to receive a “gross-up” payment, unless the NEO’s net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000.

     While the Transitional Compensation Agreements do not contain a provision regarding acceleration of equity awards, all equity awards under the Company’s 2000 Incentive Stock Option Plan and 2006 Stock Incentive Plan would immediately vest upon a change in control. Unvested options under the Company’s 1996 Incentive Stock Option Plan and the Company’s Incentive Stock Option Plan would either immediately vest or would be substituted with options of the acquiring company, as determined by the Company’s Board or a committee thereof. For purposes of all estimates contained in this proxy statement, we have assumed that all outstanding equity awards become vested upon the change in control.

Estimated Termination and Change in Control Payments

     Assuming that the termination of the NEO’s employment or the change in control referenced in the charts below occurred on December 29, 2006, the following is an estimate of the payments and benefits that each NEO would have received in addition to any accrued obligations:

John A. Edwardson

			Unvested
		Unvested	Restricted	Welfare
	Severance	Stock Option	Stock	Benefit
	Payments	Acceleration	Acceleration	Continuation		Tax Gross-Up	TOTAL
Type of Termination	(1)	(2)	(3)	(4)(5)	Outplacement	Payment (6)	(7)
Voluntary
Termination by
the Executive
without
Good Reason	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Voluntary
Termination by
the Executive
with Good Reason	$3,747,834	$2,550,733	$862,440	$ 0	$ 0	$ 0	$7,161,007
Death/Disability	$ 0	$5,101,465	$1,724,880	$ 0	$ 0	$ 0	$6,826,345
Retirement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Involuntary
Termination by
the Company
without Cause	$3,747,834	$2,550,733	$862,440	$ 0	$ 0	$ 0	$7,161,007
Involuntary
Termination by
the Company
with Cause	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Change in
Control without
a Qualifying
Termination	$ 0	$5,101,465	$1,724,880	$ 0	$ 0	$ 0	$6,826,345
Change in
Control with
a Qualifying
Termination	$5,621,750	$5,101,465	$1,724,880	$6,043	$ 0	$ 0	$12,454,138

Barbara A. Klein

		Unvested	Unvested
		Stock	Restricted	Welfare
	Severance	Option	Stock	Benefit		Tax Gross-Up
	Payments	Acceleration	Acceleration	Continuation	Outplacement	Payment	TOTAL
Type of Termination	(1)	(2)	(3)	(4)	(8)	(6)	(7)
Voluntary
Termination by
the Executive	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Death/Disability	$ 0	$909,186	$355,610	$ 0	$ 0	$ 0	$1,264,796
Retirement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Involuntary
Termination By
the Company
without Cause	$1,640,000	$ 0	$ 0	$6,770	$20,000	$ 0	$1,666,770
Involuntary
Termination by
the Company
with Cause	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Change in
Control without
a Qualifying
Termination	$ 0	$909,186	$355,610	$ 0	$ 0	$ 0	$1,264,796
Change in
Control with
a Qualifying
Termination	$2,131,667	$909,186	$355,610	$6,770	$20,000	$935,754	$4,358,987

Harry J. Harczak, Jr.

			Unvested
		Unvested	Restricted	Welfare
	Severance	Stock Option	Stock	Benefit		Tax Gross-Up
	Payments	Acceleration	Acceleration	Continuation	Outplacement	Payment	TOTAL
Type of Termination	(1)	(2)	(3)	(4)	(8)	(6)	(7)
Voluntary
Termination by
the Executive	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Death/Disability	$ 0	$8,951,314	$468,685	$ 0	$ 0	$ 0	$9,419,999
Retirement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Involuntary
Termination by
the Company
without Cause	$2,205,850	$ 0	$ 0	$9,059	$20,000	$ 0	$2,234,909
Involuntary
Termination by
the Company
with Cause	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Change in
Control without
a Qualifying
Termination	$ 0	$8,951,314	$468,685	$ 0	$ 0	$ 0	$9,419,999
Change in
Control with
a Qualifying
Termination	$2,776,371	$8,951,314	$468,685	$9,059	$20,000	$ 0	$12,225,429

James R. Shanks

			Unvested
		Unvested	Restricted	Welfare
	Severance	Stock Option	Stock	Benefit		Tax Gross-Up
	Payments	Acceleration	Acceleration	Continuation	Outplacement	Payment	TOTAL
Type of Termination	(1)	(2)	(3)	(4)	(8)	(6)	(7)
Voluntary
Termination by
the Executive	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Death/Disability	$ 0	$8,718,574	$468,685	$ 0	$ 0	$ 0	$9,187,259
Retirement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Involuntary
Termination by
the Company
without Cause	$2,148,650	$ 0	$ 0	$14,395	$20,000	$ 0	$2,183,045
Involuntary
Termination by
the Company
with Cause	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Change in
Control without
a Qualifying
Termination	$ 0	$8,718,574	$468,685	$ 0	$ 0	$ 0	$9,187,259
Change in
Control with
a Qualifying
Termination	$2,641,675	$8,718,574	$468,685	$14,395	$20,000	$ 0	$11,863,329

Douglas E. Eckrote

			Unvested
		Unvested	Restricted	Welfare
	Severance	Stock Option	Stock	Benefit		Tax Gross-Up
	Payments	Acceleration	Acceleration	Continuation	Outplacement	Payment	TOTAL
Type of Termination	(1)	(2)	(3)	(4)	(8)	(6)	(7)
Voluntary
Termination by
the Executive	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Death/Disability	$ 0	$8,408,774	$313,696	$ 0	$ 0	$ 0	$8,722,470
Retirement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Involuntary
Termination by
the Company
without Cause	$1,756,900	$ 0	$ 0	$14,395	$20,000	$ 0	$1,791,295
Involuntary
Termination by
the Company
with Cause	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Change in
Control without
a Qualifying
Termination	$ 0	$8,408,774	$313,696	$ 0	$ 0	$ 0	$8,722,470
Change in
Control with
a Qualifying
Termination	$2,282,083	$8,408,774	$313,696	$14,395	$20,000	$ 0	$11,038,948

(1)	For purposes of this estimate only, in calculating the bonus component of each NEO’s severance payments, we have assumed that the Compensation Committee awarded each NEO the same SMIP award for 2006 that such NEO actually received in 2006, as set forth under the column “Non-Equity Incentive Plan Compensation” in the 2006 Summary Compensation Table on page 29 of this proxy statement.

(2)	The payments relating to unvested stock option acceleration represent the value of unvested and accelerated stock options as of December 29, 2006, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of a share of our Common Stock on December 29, 2006. For purposes of this estimate only, we have assumed that all outstanding unvested options under the Company’s 1996 Incentive Stock Option Plan and the Company’s Incentive Stock Option Plan immediately vested upon the change in control.

(3)	The payments relating to unvested restricted stock acceleration represent the value of unvested and accelerated shares as of December 29, 2006, calculated by multiplying the number of accelerated shares by the closing price of a share of our Common Stock on December 29, 2006.

(4)	Valued in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106.

(5)	Mr. Edwardson’s Transitional Compensation Agreement requires continuation of welfare benefits and senior executive perquisites after a qualifying termination. As the Company does not provide any senior executive perquisites, this number represents welfare benefit continuation only.

(6)	The calculation of the tax gross-up payment is based upon a 20% excise tax rate, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 3% Illinois state income tax rate.

(7)	Does not include the amount paid to each NEO under the Company’s SMIP for 2006, as this amount was, pursuant to the terms of the SMIP, already earned as of December 29, 2006. Each NEO’s 2006 bonus under the SMIP is set forth in the 2006 Summary Compensation Table on page 29 of this proxy statement. Also does not include accrued amounts, if any, that would be paid to the NEO upon termination of employment pursuant to the Deferred Compensation Plan. For more information regarding that plan, see pages 34-35 of this proxy statement.

(8)	For purposes of this estimate only, we have assumed that each NEO uses the maximum outplacement assistance available under the Compensation Protection Plan of $20,000.

EQUITY COMPENSATION PLAN INFORMATION

     The table below shows information, as of December 31, 2006, regarding securities authorized for issuance under our equity compensation plans. The numbers included in this table have been adjusted to account for all splits in our Common Stock that have occurred since our initial public offering.

				Number of Securities
				Remaining Available for
	Number of Securities			Future Issuance Under
	to be Issued		Weighted Average	Equity Compensation
	upon Exercise of		Exercise Price of	Plans (Excluding Securities
Plan Category	Outstanding Options		Outstanding Options	Reflected in Column A)
Equity Compensation Plans
Approved by Shareholders	5,837,947		$49.57	4,250,159 (1)

Equity Compensation Plans Not
Approved by Shareholders	2,239,136	(2)(3)	$24.88	0

Total	8,077,083		$42.73	4,250,159

(1)	Does not include 606,008 shares available under our Employee Stock Purchase Plan (“ESPP”). Under the ESPP, each eligible coworker may purchase up to 325 shares of Common Stock per quarter. The coworkers’ purchase price is 95% of the fair market value of the stock on the last business day of the quarterly offering period. The ESPP is not considered a compensation plan for the purposes of this table.

(2)	Includes options granted under the CDW Incentive Stock Option Plan (“1993 Plan”), which was adopted at the time of the Company’s initial public offering in May 1993. The 1993 Plan gave our Compensation Committee the authority to grant non-statutory options to coworkers employed with CDW and our subsidiaries. The total number of shares available for awards under the 1993 Plan was 4,200,000, reduced on a share-for-share basis by shares for which options were outstanding under the CDW Director Stock Option Plan. Upon approval by our shareholders of the CDW 2000 Incentive Stock Option Plan (“2000 Plan”) in May 2000, all future grants under the 1993 Plan were suspended and the shares available for future grants were transferred to the 2000 Plan. As a result of the approval by our shareholders of the CDW 2006 Stock Incentive Plan (“2006 Plan”) in May 2006, no additional awards were allowed under the 2000 Plan and any shares not issued due to the expiration, termination, cancellation or forfeiture of outstanding options granted under the 1993 Plan were cancelled.

(3)	Includes options granted under the CDW 1996 Incentive Stock Option Plan (“1996 Plan”), which was adopted in November 1996. The 1996 Plan gave our Compensation Committee the authority to grant non-statutory options to directors and coworkers employed with CDW and our subsidiaries. The total number of shares available for awards under the 1996 Plan was 12,000,000. Upon approval by our shareholders of the 2000 Plan in May 2000, all future grants under the 1996 Plan were suspended and the shares available for future grants were transferred to the 2000 Plan. As a result of the approval by our shareholders of the 2006 Plan in May 2006, no additional awards were allowed under the 2000 Plan and any shares not issued due to the expiration, termination, cancellation or forfeiture of outstanding options granted under the 1996 Plan were cancelled.

STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC thereunder require our executive officers and directors and persons who own more than 10% of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market. Based solely on our review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, we believe that during the year ended December 31, 2006, all persons subject to Section 16(a) were in compliance with all Section 16(a) filing requirements.

Stock Beneficially Owned by Directors, Certain Executive Officers and Our Largest Shareholders

     The table below lists the beneficial ownership of our Common Stock by our directors, each executive officer named in the Summary Compensation Table on page 29 of this proxy statement, our directors and executive officers as a group and each person or group that is known by us to be the beneficial owner of more than five percent (5%) of our Common Stock. Except as otherwise noted below, (1) the information in this table is given as of March 31, 2007, (2) the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them and (3) information with respect to beneficial ownership was received from the respective shareholders.

	Common Stock
	Amount and
	Nature of		Percent
	Beneficial		of Common
Name of Beneficial Owner	Ownership		Stock
Michael P. Krasny (1) (2) (3)	17,279,869		21.9%
Barclays Global Investors NA (4)	11,387,697		14.5%
Capital Research and Management Company (5)	5,960,000		7.6%
FMR Corporation (6)	3,993,535		5.1%
Michelle L. Collins (7)	85,738		*
Casey G. Cowell (8)	195,571		*
Douglas E. Eckrote (9)	142,020		*
John A. Edwardson (10)	2,162,233		2.7%
Daniel S. Goldin (11)	37,847		*
Thomas J. Hansen (12)	2,977		*
Harry J. Harczak, Jr. (13)	197,701		*
Donald P. Jacobs (14)	56,691		*
Stephan A. James (15)	5,113		*
Barbara A. Klein (16)	83,128		*
Terry L. Lengfelder (17)	44,847		*
James R. Shanks (18)	227,852		*
Susan D. Wellington (19)	34,987		*
Brian E. Williams (20)	62,606		*
All directors and executive officers as a group (18 persons)	20,775,366	(21)	25.4%
____________________

*	Less than 1%

(1)	The address for Mr. Krasny is c/o Sawdust Investment Management Corp; 1622 West Willow Road, Suite 200, Northfield, IL 60093.

(2)	Includes 39,746 shares owned by Mr. Krasny’s stepson and 5,236,538 shares held in Grantor Retained Annuity Trusts.

(3)	Includes options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 23,847 shares of Common Stock.

(4)	The address for Barclays Global Investors NA is 45 Fremont Street, San Francisco, CA 94105. The number of shares held for Barclays Global Investors NA, along with various affiliates, was obtained from the holder’s Amendment to its Schedule 13G filing with the SEC dated January 9, 2007 which reports ownership as of December 31, 2006.

(5)	The address for Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071. The number of shares held was obtained from the holder’s Amendment to its Schedule 13G filing with the SEC dated February 6, 2007 which reports ownership as of December 29, 2006.

(6)	The address for FMR Corporation is 82 Devonshire Street, Boston, MA 02109. The number of shares held was obtained from the holder’s Amendment to its Schedule 13G filing with the SEC dated February 14, 2007 which reports ownership as of December 31, 2006.

(7)	Includes options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 78,098 shares of Common Stock.

(8)	Includes options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 57,831 shares of Common Stock.

(9)	Includes 4,461 shares of restricted stock granted on May 17, 2006 that vest at a rate of 20% on the first five anniversaries of the date of grant and options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 107,832 shares of Common Stock.

(10)	Includes 24,529 shares of restricted stock granted on May 17, 2006 that vest at a rate of 20% on the first five anniversaries of the date of grant and options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 1,975,075 shares of Common Stock

(11)	Includes options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 33,847 shares of Common Stock.

(12)	Includes 1,000 shares of restricted stock granted on July 7, 2005 that vest on July 7, 2010 and options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 1,977 shares of Common Stock.

(13)	Includes 6,665 shares of restricted stock granted on May 17, 2006 that vest at a rate of 20% on the first five anniversaries of the date of grant and options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 174,067 shares of Common Stock.

(14)	Includes options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 54,691 shares of Common Stock.

(15)	Includes 1,000 shares of restricted stock granted on November 10, 2004 that vest on November 10, 2009 and options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 4,113 shares of Common Stock.

(16)	Includes 5,057 shares of restricted stock granted on May 17, 2006 that vest at a rate of 20% on the first five anniversaries of the date of grant and options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 77,071 shares of Common Stock.

(17)	Includes options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 43,847 shares of Common Stock.

(18)	Includes 6,665 shares of restricted stock granted on May 17, 2006 that vest at a rate of 20% on the first five anniversaries of the date of grant and options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 201,663 shares of Common Stock.

(19)	Includes options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 30,987 shares of Common Stock.

(20)	Includes options, exercisable as of March 31, 2007 or within 60 days thereafter, to acquire 57,260 shares of Common Stock.

(21)	No shares presented in this table owned by our directors or our executive officers are pledged as security.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee consists of four independent directors. Its duties and responsibilities are set forth in a written charter that is available on www.cdw.com/corporate governance.

     In the course of fulfilling its responsibilities during fiscal year 2006, the Audit Committee has:

  reviewed and discussed with management the audited financial statements for the year ended December 31, 2006;

  provided advice to management regarding CDW’s system of internal control over financial reporting in connection with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations and received periodic updates from management and PricewaterhouseCoopers LLP (the “Independent Auditor”) regarding the progress of the documentation, testing and evaluation;

  discussed with representatives of the Independent Auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

  received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended;

  discussed with the Independent Auditor its independence from the Company and management; and

  considered whether the provision by the Independent Auditor of non-audit services is compatible with maintaining the Independent Auditor’s independence.

     Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE

Michelle L. Collins
Thomas J. Hansen
Donald P. Jacobs
Terry L. Lengfelder

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

     If you would like to submit a proposal for inclusion in our proxy soliciting material for the 2008 Annual Meeting of Shareholders, you must submit your proposal, in writing, by December 16, 2008. You must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities Exchange Act of 1934 in order for us to consider including your proposal in the 2008 proxy statement.

     Shareholder proposals that are intended to be presented at our 2008 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy material related to that meeting, must be made in writing and sent to our Corporate Secretary either by hand or by certified or registered mail, return receipt requested, at the mailing address below between February 6, 2008 and March 8, 2008. Such proposals must contain the information required by our by-laws which are posted on www.cdw.com/corporategovernance.

     All shareholder proposals should be directed to our Corporate Secretary at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061.

ATTN: ROBERT J. WELYKI
200 NORTH MILWAUKEE AVENUE
VERNON HILLS, IL 60061

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by CDW Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CDW Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	CDWCO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CDW CORPORATION

DIRECTORS
Directors recommend: A vote for election of the following nominees:
		For	Against	Abstain			For	Against	Abstain

1 - 01 -	Michelle L. Collins	☐	☐	☐	07 -	Stephan A. James	☐	☐	☐

02 -	Casey G. Cowell	☐	☐	☐	08 -	Michael P. Krasny	☐	☐	☐

03 -	John A. Edwardson	☐	☐	☐	09 -	Terry L. Lengfelder	☐	☐	☐

04 -	Daniel S. Goldin	☐	☐	☐	10 -	Susan D. Wellington	☐	☐	☐

05 -	Thomas J. Hansen	☐	☐	☐	11 -	Brian E. Williams	☐	☐	☐

06 -	Donald P. Jacobs	☐	☐	☐

PROPOSAL
Directors recommend: A vote for the following proposal:							For	Against	Abstain
2 -	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as CDW’s independent registered public accounting firm for 2007						☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CDW CORPORATION

Annual Meeting of Shareholders - June 5, 2007

THlS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder(s) of CDW Corporation, an Illinois corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 16, 2007, and hereby appoint(s) Barbara A. Klein and Christine A. Leahy, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Shareholders of CDW Corporation to be held on June 5, 2007 at 5:00 p.m., local time, at 26125 North Riverwoods Boulevard, Mettawa, Illinois 60045, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

     The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR all of the nominees listed in ltem 1 and FOR ltem 2. If any other matters properly come before the meeting, or any adjournment thereof, the person(s) named above will vote in their discretion.

PLEASE MARK, SIGN AND DATE THlS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)